PUBLIC SERVICE COMMISSION OF THE DISTRICT OF COLUMBIA
                    1333 H STREET, N.W., SUITE 200 WEST TOWER
                             WASHINGTON, D.C. 20005



                             ORDER APPROVING MERGER
                               IN ACCORDANCE WITH
                             TERMS AND CONDITIONS OF
                         UNANIMOUS SETTLEMENT AGREEMENT

                                                                     May 1, 2002

FORMAL CASE NO. 1002, IN THE MATTER OF THE JOINT APPLICATION OF PEPCO AND THE NEW RC, INC. FOR AUTHORIZATION AND APPROVAL OF MERGER TRANSACTION, ORDER NO. 12395

APPEARANCES: Paul J. Harrington and Mindy L. Herman for Potomac Electric Power Company and New RC, Inc.; Elizabeth A. Noel, Lopa B. Parikb, Sandra Mattavous-Frye, Barbara L. Burton, John M. Adragna and Milton Grossman for the Office of the People's Counsel; Frann G. Francis for the Apartment & Office Building Association; Robert C. Smith for the General Services Administration; Joseph J. Zimmerman for the Washington Metropolitan Area Transit Authority; James Hunter and Brian Lederer for the International Brotherhood of Electric Workers; and Leslie H. Nelson for the District of Columbia Government.

Before Cartagena, Chairman, and Yates, Commissioner.

BY THE COMMISSION:

I.   INTRODUCTION

     1. On May 11, 2001, the Potomac Electric Power Company ("PEPCO") and New RC, Inc. ("New RC") (collectively, "Applicants") filed with the Public Service Commission of the District of Columbia ("Commission") a Joint Application for the Commission's approval of the proposed merger ("Merger") of two wholly-owned, newly-formed subsidiaries of New RC with and into PEPCO and Conectiv, such that both PEPCO and Conectiv would become wholly-owned subsidiaries of New RC 'Application")./1 Applicants claim that PEPCO's transition to a wholly-owned subsidiary of New RC will be "seamless for and invisible to District of Columbia customers," and that "[f]following the Merger, Pepco will continue to be the public utility distributing electricity and providing standard offer service in the District of Columbia."/2

     2. Applicants assert that the Merger is in the public interest and "will provide tangible benefits to both the District of Columbia and to the Company's District of Columbia

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1    Formal Case No. 1002, Joint Application of Potomac Electric Power Company
     and New RC, Inc. For Authorization And Approval of Merger Transaction (filed May 11, 2001) ("Joint Application" or "Application") at 1.

2    Id. at 2.


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customers," and thus should be approved by the Commission./3 According to the
Applicants, the proposed Merger will enhance the competitive and strategic positions of PEPCO and Conectiv, and the increased size of the companies following the Merger "will allow operating efficiencies and cost savings to be achieved./4 Applicants further claim that the Merger will benefit PEPCO's customers in the District by enabling PEPCO to: (1) maintain and enhance customer service and reliability; (2) rely upon Merger-related efficiencies and cost savings to submit requests for lower increases in base rates than would otherwise be the case without the Merger; and (3) take advantage of economics of scale achieved through the Merger to enhance PEPCO's ability to procure electricity supply on reasonable terms on behalf of standard offer service ("SOS") customers, should the Commission determine that PEPCO provide SOS in the District following the transition period established by the Retail Electric Competition and Consumer Protection Act of 1999, D.C. Law 13-107./5

     3. The following entities intervened and became parties to this proceeding: the Apartment and Office Building Association of Metropolitan Washington ("AOBA"), the District of Columbia Government ("DCG"), the United States General Services Administration ("GSA"), the International Brotherhood of Electric Workers, Local 1900 ("IBEW"), the Washington Gas Light Company ("WGL"), and the Washington Metropolitan Area Transit Authority ("WMATA"). The Commission recently received AES NewEnergy, Inc.'s ("AES NewEnergy") Petition to Intervene and, given that AES NewEnergy has participated in this proceeding and is a signatory to the Settlement Agreement discussed below, the Commission hereby grants that Petition./6 Pursuant to Section 34-804 of the D.C. Code, the Office of the People's Counsel ("OPC") is a party to this proceeding as of right./7 Of those parties, AOBA, GSA, IBEW, OPC and WMATA filed substantive comments on the Application, participated in the hearing, and filed post-hearing briefs.

     4. On February 27, 2002, following the conclusion of a three-day hearing and the filing of post-hearing briefs by the parties in this proceeding, a "Unanimous Agreement of Stipulation and Full Settlement" ("Settlement Agreement") was filed with the Commission. The parties to the Settlement Agreement are PEPCO, PEPCO Holdings, Inc. (formerly New RC, Inc.), OPC, AOBA, GSA, WMATA, IBEW and AES NewEnergy (collectively, "Settling Parties"). Two other parties to this proceeding, DCG and WGL, do not oppose, but are not signatories to, the Settlement Agreement. The Settling Parties state that the Settlement Agreement resolves all the issues in this proceeding and, therefore, seek an order from the

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3    Formal Case No. 1002, Initial Brief ("IB") of Potomac Electric Power Co.
     and New RC, Inc. at 2 (filed January 7, 2002) ("Applicants Initial Brief" or "Applicants IB").

4    Application at 7.

5    Id.

6 AES NewEnergy represents that it submitted a Petition for Leave to Intervene on July 17, 200 1, but mailed the Petition to an incorrect address. The Commission first learned of AES NewEnergy's involvement in this case upon seeing the signature of a representative of AES in NewEnergy on the Settlement Agreement discussed below. At that point, the Commission inquired to PEPCO as to AES NewEnergy's status in this proceeding. PEPCO subsequently forwarded AES NewEnergy's Petition to intervene to the Commission. The Petition bas been docketed by the Commission's Acting Secretary.

7    D.C. Code, 2001 Ed.ss.34-8O4.


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Commission finding that approval of the proposed Merger, in accordance with the terms, conditions, and understandings set forth in the Settlement Agreement, is in the public interest./8

     5. Not only does the Settlement Agreement propose the above-described benefits identified in the Application, but it also proposes to provide the following additional benefits to the District of Columbia and to PEPCO's customers in the District:

     A. A 30-month extension of the current cap on PEPCO's distribution rates, from February 8, 2005 through August 7, 2007 ("Rate Extension Period");

     B. A requirement that PEPCO file with the Commission on or about July 1, 2004, a class cost of service and revenue requirements study for distribution service and other information sufficient to reset PEPCO's distribution service rates effective February 8, 2005, and that based upon the information contained in such study, PEPCO's distribution rates could be lowered or left unchanged, but Dot raised, for the duration of the Rate Extension Period, unless PEPCO demonstrates a need for a rate increase due to financial distress caused by reasons beyond PEPCO's control;

     C. A transmission rate "deadband" in the event PEPCO continues to be the SOS provider in The District after January 1, 2005. Pursuant to this provision of the Settlement Agreement, PEPCO's overall retail rates would be capped at current levels,/9 unless PEPCO's FERC-approved transmission rates increase or decrease by more than 10 percent relative to current levels, in which case PEPCO's overall rate for transmission and distribution service would increase or decrease only by the increment over and above the first 10 percentage point differential in transmission rates;

     D. PEPCO agrees not to seek recovery in rates of the District's share of Merger-related costs, including; (i) Merger transaction costs (estimated by Applicants to be $46 million), (ii) the Merger acquisition premium paid by PEPCO, (iii) the costs of any "golden parachutes" (i.e. severance payments for executive officers), and (iv) Merger transition costs incurred following closing of the Merger (although costs incurred more than two years after the Merger's closing would be presumed not to be Merger transition costs);

     E. Applicants' commitment to achieve at least a 35 percent common equity ratio at the holding company level within five years following closing of the Merger;

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8    Formal Case No. 1002, Joint Motion for Approval of Unanimous Agreement of
     Stipulation and Full Settlement, at 2 (filed February 27, 2002).

9 In the event FERC-regulated transmission rates increase or decrease by less than 10 percent, retail transmission rates will be adjusted accordingly, and distribution rates will be adjusted so that the overall retail rate is unchanged.


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     F.   The Productivity Improvement Working Group's ("PIWG') consideration of the development of any appropriate service quality guarantee and reliability programs for PEPCO;

     G. PEPCO's contribution of $2 million to support the development and implementation of a small customer "smart meter" pilot program in the District of Columbia, and PEPCO will not seek to recover any of that sum in rates paid by District customers;

     H. PEPCO's commitment not to raise the argument in any future judicial or administrative proceeding that, under current law, the Securities and Exchange Commission ("SEC") preempts this Commission's authority over the allocation of costs among PEPCO and PEPCO's affiliates, and in all rate proceedings before this Commission, PEPCO will bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to PEPCO;

     I. The Commission Staff and OPC's fall access to all the books and records of PEPCO Holdings, Inc., and of any service company or affiliate that provides service to PEPCO Holdings, Inc. and any affiliate that shares costs with PEPCO Holdings, Inc. through any allocation methodology;

     J. Through the duration of the Rate Extension Period, PEPCO will absorb the funding of The Reliable Energy Trust Fund in an amount not to exceed $0.00021 per kilowatt-hour; and

     K. Beginning January 2003, PEPCO will annually file with the Commission a Cost Allocation Manual, explaining how PEPCO will allocate and account for shared services between PEPCO and any affiliate.

     6. For the reasons discussed in greater detail below, the Commission finds that the proposed Settlement Agreement is in The public interest in accordance with the terms, conditions, and understandings set forth therein. The proposed Merger, as modified by the Settlement Agreement, will provide significant direct and traceable financial benefits to the District of Columbia and to PEPCO's ratepayers in the District of Columbia. At the same time, the Merger as proposed will benefit the merging companies and their shareholders,/10 without adversely affecting PEPCO's customers or the quality or reliability of PEPCO's service, and without impairing the Commission's ability to regulate PEPCO. Accordingly, the Commission approves the proposed Settlement Agreement and, thus, the Merger proposed by the Applicants.

II.  BACKGROUND AND PROCEDURAL HISTORY

     7. PEPCO is an investor-owned electric utility with its headquarters and principal place of business at 701 Ninth Street, N.W., Washington, D.C. 20068, and is licensed to do business in Maryland and Pennsylvania. PEPCO is a District of Columbia and Virginia

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10   Application at 7 (staling that the transaction will provide the merging companies an enhanced competitive and strategic position and will allow operating efficiencies and cost savings to be achieved).


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corporation That provides electric services in the District of Columbia as well as major portions of the surrounding D.C. suburbs in Montgomery and Price George's Counties, Maryland, and is regulated by this Commission pursuant to the Public Utilities Act of 1913, as amended, D.C. Code Sections 34- 101 to 34-2709./11

     8. Conectiv is a Delaware corporation and a regulated holding company under the Public Utility Holding Company Act of 1935 ("PUHCA")/12 and, through its utility subsidiaries, provides electric services in Delaware, New Jersey, Maryland, and Virginia./13 New RC is a Delaware corporation, and currently is a wholly-owned subsidiary of PEPCO. The Application states that following the finalization of the Merger transaction, PEPCO will continue to maintain its headquarters in Washington, D.C, New RC will locate its corporate headquarters in Washington, D.C, and Conectiv will maintain its headquarters in Wilmington, Delaware./14

     9. As noted above, PEPCO and New RC submitted their Application on May 11, 2001. On June 29, 2001, the Commission issued an Order and Notice of Public Bearing, directing Applicants and all interested parties to file comments by July 11, 2001 on the issue of the Commission's jurisdiction to review the Application./15 In addition, in that Order, the Commission required all parties to file proposed issues, a proposed procedural schedule, a proposed issues list, timelines for the submission of testimony, discovery, and any other appropriate filings by July 18, 2001./16

     10. On July 11, 2001, AOBA, WMATA, GSA and WGL moved to intervene in this proceeding. On the same day, Applicants filed comments, asserting that the Commission lacked jurisdiction over the proposed Merger and that the proceeding should be designated as an "other investigation" (rather than as a "rate case") under Section 34912 of the D.C. Code because the Application did not seek to change rates./17 OPC also filed comments on The same day, stating that the Commission does have jurisdiction over the proposed Merger transaction because, among other reasons, the Commission must determine whether the proposed Merger would serve the public interest. OPC further asserted that the proceeding should be designated as a rate case because the implications for rates in this proceeding are similar to that in PEPCO's previous merger proceeding, and because "the predictive judgment as to impact on rates and services in the District should be made by the Commission rather than the Applicants."/18 Late petitions to

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11   Application at 3-4.

12   15 U.S.C.ss.ss.79 to 79z-6 (1997).

13   Application at 3, n. 2.

14   Id. at 3-4.

15 Formal Case No. 1002, In The Matter of The Joint Application of PEPCO and New RC Inc. For Authorization And Approval Of Merger Transaction, Order No. 12045.

16   Order No. 12045 at 3.

17 Formal Case No. 1002, Comments of the Potomac Electric Power Company and New RC. Inc. Regarding the Commission's Jurisdiction Over the Merger Transaction and the Designation of this Proceeding for Purposes of Section 43-612 of the District of Columbia Code (July 11, 2001).

18 Formal Case No. 1002, Comments of the Office of the People's Counsel in Response to Order No. 12045 (July 11, 2001) at 8 (referring to Formal Case No. 95 3, Joint Application of Baltimore Gas and Electric, Potomac Electric Power Company and Constellation Energy Corporation for Authorization and Approval of Merger and for a Certificate Authorizing the Issuance of Securities (October 20,1997)).


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intervene were filed by the IBEW/19 and by DCG/20 on September 14, 2001 and
October 15, 2001, respectively.

     11. On September 19, 2001, the Commission issued Order No. 12189, ruling that this proceeding is a Tate case for assessment purpo5es, setting the Application for hearing, designating 15 issues for consideration, and establishing a procedural schedule./21 Order No. 12189 further designated dates for a settlement conference, filing written testimony, and discovery. Additionally, Order No. 12189 addressed Applicants' initial contention that the Commission lacked jurisdiction over the proposed Merger transaction. While Applicants conceded jurisdiction in comments filed on July 18, 2001, the Commission analyzed and rejected Applicants' claims that the Commission is without authority to exercise its public interest responsibilities tinder Title 34 of the D.C. Code./22 On September 25, 2001, the Commission issued an errata correcting the procedural schedule, including the hearing dates./23

     12. Between October 3, 2001 and December 7, 2001, the parties filed direct testimony, rebuttal testimony, supplemental direct testimony, and exhibits. OPC filed a pre-hearing brief on December 7, 2001.

     13. On December 12, 13, and 14, 2001, the Commission held evidentiary bearings on the application to authorize and approve the proposed Merger. In addition to the Applicants, AOBA, GSA, IBEW, OPC and WMATA participated in the hearings. On January 7, 2002, Applicants, OPC, WMATA, GSA, and IBEW filed Initial Briefs and, on the following day, AOBA filed a Motion requesting that the Commission allow AOBA to file its Initial Brief one day late. The Commission granted AOBA's Motion and allowed it to file its Initial Brief on January 8, 2002./24 The foregoing parties filed Reply Briefs on January 18, 2002. On that same day, AOBA, GSA and WMATA filed a Joint Motion to strike portions of the Applicants' Initial Brief, which Joint Motion the Commission subsequently denied./25

     14. The parties subsequently held settlement discussions to resolve the issues in this proceeding and, on February 27, 2002, filed a Joint Motion For Approval Of Unanimous Agreement Of Stipulation And Full Settlement./26 Also on February 27, 2002, PEPCO filed a

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19   Formal Case No. 1002, Petition to Intervene of the International
     Brotherhood of Electrical Worker, Local 1900 (September 14, 2001).

20 Formal Case No. 1002, Petition to Intervene of the District of Columbia Government (October 15, 2001).

21 Formal Case No. 1002, Order Designating Issues and Publishing Procedural Schedule, Order No. 12189 (September 19, 2001).

22   Order No. 12189 at 3.

23   Formal Case No. 1002, Errata, Order No. 12195 (September 25, 2001).

24 Formal Case No. 1002, Order on Joint Motion to Strike and on Motion to Accept Late-Filed Brief, Order No. 12336 (February 27, 2002).

25   Id.

26 Formal Case No. 1002, Joint Motion For Approval Of Unanimous Agreement of Stipulation and Full Settlement (February 27, 2002).


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Motion to Waive Hearing on Proposed Settlement,/27 which Motion the Commission subsequently granted in Order No. 12362./28 Moreover, in that Order, the Commission directed the parties to file comments responding to questions the Commission asked with respect to seven different provisions of the Settlement Agreement./29 On March 27, 2002, the Settling Parties submitted comments in response to the Commission's directive in Order No. 12362 ("March 27 Comments")./30 Three replacement pages to the March 27 Comments (correcting the various surcharge amounts) were filed on April 5, 2002.

III. JURISDICTION

     15. As the Commission explained in Order No. 12189, Sections 34-102,/31 34-504/32 and 34-1001/33 of the D.C. Code/34 unequivocally confer jurisdiction to the Commission over the proposed Merger of PEPCO and Conectiv./35

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27   Formal Case No. 1002, Applicants' Motion to Waive Hearing on Proposed
     Settlement (February 27, 2002).

28 Formal Case No. 1002, Order Granting Motion to Waive Hearing, Order No. 12362 (March 20, 2002).

29   Id. at 3-5.

30 Formal Case No. 1002, Comments of the Settling Parties in Response to Order No. 12362 (March 27, 2002).

31   Section 34-102 (D.C. Code, 2001 Ed.ss.34-102) states:

     Corporations formed to acquire property or to transact business which would be subject to the provisions of this subtitle, and corporations possessing franchises for any of the purposes contemplated by this subtitle, shall be deemed to be subject to the provisions of this subtitle, although no property may have been acquired, business transacted, or franchises exercised.

32   Section 34-504 (D.C. Code, 2001 Ed.ss.34-504) states:

     No public utility shall issue any stocks, certificates of stock, bonds or other evidences of indebtedness secured on its property in the District of Columbia for the purpose of any reorganization or consolidation in excess of the Iota] amount of the stocks, certificates of stock, bonds, or other evidence of indebtedness then outstanding against the public utilities so reorganizing or consolidating, and no such public utility shall purchase the property of any other public utility for the purpose of effecting a consolidation until the Commission shall have determined and set forth in writing that said consolidation will be in the public interest, nor until the Commission shall have approved in writing the terms upon which said consolidation shall be made.

33   Section 34-1001 (D.C. Code, 2001 Ed.ss.34-1001) states in pertinent part:

     No franchise nor any right to or under any franchise to own or operate any public utility as defined in Chapters 1-10 of this title ... shall be assigned, transferred, or ]eased, nor shall any contract or agreement with reference to or affecting any such franchise or right be valid or of any force or effect whatsoever unless the assignment, transfer, lease, contract, or agreement, shall have been approved by the Commission in writing .... It shall be unlawful for any ... electric corporation ... or other public utility corporation, directly or indirectly, to acquire the stock or bonds of any other corporation incorporated for or engaged in the same or similar business as it is, unless authorized in writing to do so by The Commission, and every contract, transfer, agreement for transfer or assignment of any such stock or bonds without such written authority shall be void and of no effect.

34 D.C. Code, 2001 Ed.ss.ss.34-101 to 34-2709; Public Utilities Act of 1913, as amended, D.C. Codess.ss.34-101 to 34-2709 ("Utilities Act").

35   Order No. 12189 at 2-4.


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IV.  THE MERGER STANDARD

     16. In determining the appropriate disposition of the proposed Merger, our standard of review is governed by Section 34-504 of the District of Columbia Code, which provides in pertinent part as follows:

          No public -utility ... shall purchase The property of any other public utility for the purpose of effecting a consolidation until the Commission shall have determined and set forth in writing that said consolidation will be in the public interest, nor until the Commission shall have approved in writing the terms upon which said consolidation shall be made./36

Thus, under the applicable statute, in order to approve the proposed Merger, the Commission must first find that the proposed Merger "will be in the public interest."

     17. We addressed The statutory "public interest" standard in some detail in Order No. 11075, in the context of the proposed merger of PEPCO and Baltimore Gas and Electric Company ("BG&E")./37 In that Order, we determined that for a merger transaction to be in the public interest, the proposed merger "must benefit the public rather than merely leave it unharmed."/38 In addition, we noted that the Commission "has traditionally balanced the interests of a utility's shareholders and investors with the interests of ratepayers and the community . . . ."/39 In reviewing the PEPCO-BG&E merger proposal, the
Commission ruled that because the merger, as proposed, benefits the pecuniary interests of both shareholders and the merging companies, the Commission is of the opinion that those benefits must not come at the expense of the ratepayers. To be approved, ibis merger must produce a direct and traceable financial benefit to ratepayers. We do not agree that those benefits must be "profound." Instead, the Commission concludes that any savings that result must be shared with taxpayers, and be shared in such a proportion that ratepayers are compensated for the risks inherent in the companies' decision to merge./40

The Commission thus concluded that a merger "taken as a whole must be consistent with the public interest."/41

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36   D.C. Code, 2001 Ed.ss.34-504.

37 Formal Case No. 951, In the Matter of the Joint Application of Baltimore Gas and Electric, Potomac Electric Power Company and Constellation Energy Corporation for Authorization and Approval of Merger and for a Certificate Authorizing the Issuance of Securities, Order No. 11075 (October 20, 1997).

38   Order No. 11075 at 17.

39   Id.

40   Order No. 11075 at 18.

41 Id. at 20 (quoting Policy Statement Establishing Factors the Commission May Consider in Evaluating Whether a Proposed Merger is Consistent with the Public Interest, FERC Docket No. RM96-6-000, Order No. 592 at 12-13 (December 18, 1996)) (emphasis added by the Commission in Order No. 11075, internal quotation marks omitted).


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     18. In Order No. 11075, the Commission set forth six factors to evaluate whether that particular merger was in the public interest. We considered the transaction's effect on: (a) ratepayers, shareholders, the financial health of the utilities standing alone and as merged, and the local economy; (b) utility management and administrative operations; (c) the safety and reliability of services; (d) risks associated with nuclear operations; (e) the Commission's ability to regulate the new utility effectively; and (f) competition in the local utility market./42

     19. Given the different facts and circumstances surrounding the proposed Merger in this proceeding, the Commission requested in Order No. 12045 that The parties, among other things, designate proposed issues to be addressed in determining whether the proposed Merger between PEPCO and Conectiv is in The public interest./43 Following review of the submissions of the Applicants, OPC, and AOBA, the Commission previously ruled that it would consider 15 specific issues in determining whether the proposed Merger is in the public interest.44 Each of those 15 issues is separately addressed in this Order.

Positions of the Parties

     20. Most of the parties to this proceeding commented on the issue of the public interest. Applicants restate the finding from Order No. 11075 that for a merger transaction to be in the public interest it must benefit the public, and not me-rely leave the public unharmed./45 Applicants explain that in that case the Commission "concluded that Ca merger taken as a whole must be consistent with the public interest'"/46 Applicants further stated that the Commission gleaned that "there was no single factor that was dispositive but rather a range of issues," to be used in evaluating a merger./47 Relying on the different type of merger being proposed here (i.e., one not driven by savings "synergies"),/48 Applicants assert that the requirement regarding "direct and traceable financial benefit to ratepayers" may not be applicable to this Merger./49

     21. OPC contends that the applicable legal standard is derived from D.C. Code Section 34-504 and that the "controlling question is what must the Commission find in order to

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42   Order No. 11075 at 20.

43   Order No. 12045 at 2-3.

44   Order No. 12189 at 6-8.

45   Applicants IB at 11.

46   Id.

47   Id.

48 In the context of their proposed merger in Formal Case No. 95 1, PEPCO and BG&E asserted that the merger would generate estimated net savings of $1,313 billion in the first 10 years following the merger, and that such savings would be produced by synergies resulting from eliminating duplicate services and operations, maximizing the economies of centralized purchasing, and reducing corporate overhead expenses. Order No. 11075 at
     22. Here, by contrast, Applicants assert that the proposed merger of PEPCO and Conectiv "is not driven by synergies that result from wide-spread consolidation of operating functions and job reductions at the outset of the Merger." Applicants IB at 12-13. Instead, PEPCO claims that the principal reason it is engaged in the proposed Merger is "to increase the breadth and scope of its power delivery business." Id.

49   Id. at 12 (quoting Order No. 11075 at 18).


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conclude that a proposed merger is 'in the public interest?"'/50 OPC further contends that the Commission has established a standard of "direct and traceable financial benefit to ratepayers" to be used in answering the "public interest" question./51 In requesting that the Commission reject the Application, OPC states that the Commission previously rejected the "no adverse impact" test in favor of requiring that a merger provide an affirmative benefit to the public in order to meet the public interest./52

     22. AOBA asserts that a "net benefit" standard should be used to determine if the Merger is in the public interest./53 AOBA states that this standard is defined as the demonstration that the Merger produces "a net benefit to the public."/54

     23. WMATA avers that the Commission must evaluate the proposed Merger's benefit to the public and not merely whether it leaves the public unharmed./55 Relying on the Commission's holding in Order No. 11075, WMATA argues that the Merger must produce a direct and traceable financial benefit to ratepayers, and that substantial evidence of the financial benefits to ratepayers, which is more than a mere scintilla, must be present in the record of the proceeding./56 WMATA argues that claims of rate decreases, if supported by substantial evidence, would constitute a basis for a Commission conclusion that the Merger is in the public interest./57

Discussion

     24. In Order No. 12189, we reiterated the Commission's position, as articulated in Order No. 11075, that the proposed Merger "must benefit the public rather than merely leave it unharmed."/58 The Commission agrees with the parties that the controlling legal standard in this case is the same as that applied by the Commission in Order No. 11075. The Applicants must demonstrate, therefore, that the findings on the issues designated in this proceeding show that the proposed merger is in the public interest. In examining shareholder and ratepayer benefits, the Commission recognizes that merging companies would not venture into a transaction if there were no benefits to be accrued by the merging companies' shareholders. Thus, in determining whether the proposed Merger in this case is in the public interest, the Commission will assess whether the Merger will produce direct and traceable financial benefits to District ratepayers. As the Commission previously explained, such benefits need not be profound./59 Furthermore, the

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50   OPC IB at 5-6 (citing Order No. 11075 at 16).

51   OPC IB at 6 (citing Order No. 11075 at 18).

52   OPC IB at 6.

53   AOBA IB at 1.

54   AOBA IB at 2, A OBA Reply Brief ("RB") at 3.

55   WMATA IB at 5; WMATA RB at 5-6.

56   WMATA IB at 5-7.

57   WMATA IB at 6.

58   Order No. 12189 at 6.

59   Order No. 11075 at 18.


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benefits must be demonstrated by substantial evidence in order to meet the statutory "public interest" standard./60

     25. In performing the "public interest" analysis, the Commission considers the proposed Merger's effects with respect to the 15 designated issues set forth in Order No. 12189. Our consideration and analysis of those issues are based on the entire record in this proceeding, and the conclusions and decisions we reach herein are limited to those which are based upon substantial evidence from the record./61

V.   APPLICANTS' PROPOSED MERGER PLAN

     26. On May 11, 2001, Applicants submitted an Application regarding the proposed Merger of two wholly-owned, newly formed subsidiaries of New RC with and into PEPCO and Conectiv, such that PEPCO and Conectiv will become wholly-owned subsidiaries of New RC. The Merger is proposed to be undertaken pursuant to the Agreement and Plan of Merger dated February 9, 2001 ("Merger Agr6ement'), a copy of which was attached as Exhibit A to the Application. Applicants assert that the Merger is structured such that PEPCO's transition to a wholly-owned subsidiary of New RC will be 4'seamless for and invisible to District of Columbia customers."/62 Following the Merger, PEPCO will continue to be a public utility distributing electricity and providing standard offer service in the District of Columbia./63 The Merger is subject to a number of closing conditions, including the receipt of required shareholder approvals and all necessary governmental approvals./64

     27. Pursuant to the Merger plan, on July 20, 2001, New RC filed a notice with the SEC stating New RC's intent to register as a public utility holding company -under PUHCA following consummation of the Merger./65 As noted above, Conectiv will become a wholly-owned subsidiary of New RC following the Merger, and will continue to own Delmarva Power & Light Company, Atlantic City Electric Company, and its other subsidiaries, except for Conectiv Resource Partners, Inc./66 PEPCO and Conectiv, as well as Conectiv Resource Partners, Inc., will become subsidiaries of New RC following the completion of the Merger./67

------------------
60   D.C. Code, 2001 Ed.ss.34-504.

61 PEPCO v. D.C Public Service Commission, 402 A.2d 14, 18 (D.C. 1979) (citing Williams v. Washington Metropolitan Area Transit Commission, 415 F.2d 922, 942 (D.C. Cir. 1968)); Consolidated Edison v. N.L.R.B., 305 U.S. 197, 229
     (1938).

62   Application at 2.

63   Id.

64 The Merger already has been approved by the Federal Energy Regulatory Commission ("FERC") (see Potomac Electric Power Co. and Conectiv, 96 FERC
     P. 61,323 (2001)), the SEC, the Public Service Commission of Maryland, and the State Corporation Commission of Virginia. Approval proceedings are ongoing before the Public Service Commission of Delaware, the New Jersey Board of Public Utilities, and The Pennsylvania Public Utility Commission.

65   http://www.pepco.com/news frms.asp?file=news merger investor mergeru l.htm

66   Application at Exhibit B.

67   Id.


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


     28. Pursuant to the provisions of the Utilities Act,/68 PEPCO is subject to regulation by this Commission with respect to its public utility operations within the District of Columbia. This Commission's regulation of PEPCO's retail utility operations will continue following consummation of the Merger./69

     29. Under the Merger Agreement, holders of PEPCO's common stock will have the right to receive one share of New RC common stock for each share of PEPCO common stock owned./70 Holders of Conectiv common stock and Conectiv Class A common stock may elect to exchange their shares for cash, New RC common stock, or a combination of cash and New RC common stock. That election will be subject to a proration procedure designed to ensure that holders of Conectiv common stock and Class A common stock in the aggregate receive 50 percent cash and 50 percent New RC common stock. Subject to certain restrictions, Conectiv common stock shareholders electing to receive cash will receive $25 per share; Conectiv Class A common stock holders electing to receive cash will receive $21.69 per share./71 The number of shares of New RC common stock Conectiv shareholders electing to receive New RC common stock will be determined based on an exchange ratio designed to provide those shareholders with New RC common stock having a market value of $25, and holders of Conectiv Class A common stock with shares of New RC common stock having a market value of $21.69./72 Other classes of capital stock of PEPCO and Conectiv will be unaffected by the Merger and will remain outstanding./73

     30. The Applicants anticipate that, following the Merger, the shareholders of PEPCO common stock will own approximately 67 percent of the shares of New RC and the common stock shareholders of Conectiv will own approximately 33 percent of the 74 shares of New RC./74 At least two of the 12 members of the board of directors of New RC will be members of the current Conectiv board. The remaining directors will be selected from PEPCO's current board of directors. John M. Derrick, Jr., PEPCO's current Chairman and Chief Executive Officer, will be the Chairman and CEO of New RC./75

     31. According to the Applicants, the proposed Merger is in the public interest because, among other things, the increased size of the company, once combined, will allow operating efficiencies and cost savings to be achieved, which, in turn, will provide the merged companies an enhanced competitive and strategic position./76 The Applicants claim that the major benefits of the Merger include: (a) the companies' ability to maintain and enhance customer

------------------
68   D.C. Code, 2001 Ed.ss.ss.34-101 to 34-2709.

69   D.C. Code, 2001 Ed.ss.ss.34-207, 34-214 and.34-301.

70   Application at 6.

71   Id.

72   Id. at 6.

73   Id. at 7.

74   Id. at 6.

75   Id. at 6-7.

76   Id. at 7.

service and reliability; (b) the efficiencies and cost savings produced through the Merger will result in requests for smaller increases in PEPCO's base rates in future rate cases/77 than otherwise would be the care absent the Merger; (c) the increased aggregate customer base of the companies following the Merger will permit the costs of acquiring and implementing innovative new technologies to be spread across a greater asset base; and (d) the Merger will facilitate the more efficient deployment of field crews and equipment, as well as customer representatives in times of severe weather and other emergencies, thereby enhancing customer service and responsiveness./78

     32. In the Application, PEPCO reiterated its commitment to the District of Columbia, stating that it will keep its headquarters in the District, and that the company and its employees will continue their support of social and charitable activities in the District. Furthermore, New RC, the new holding company for PEPCO and Conectiv, will establish its headquarters in the District of Columbia./79 Any decrease in the number of PEPCO employees occasioned by the Merger will be accomplished through attrition. Applicants asserted that few, if any, involuntary terminations would result from the Merger./80

     33. As part of the Merger proposal, Applicants proposed a number of customer service and reliability guarantees./81 PEPCO states that, upon approval of the Merger, it intends to submit the proposed service quality guarantees to the members of the PIWG for their consideration and include the recommended guarantees in PEPCO's Productivity Improvement Plan ("PIP")./82

     34. Applicants assert that the Merger is in the public interest because District of Columbia ratepayers will receive the net benefit of the actual operating efficiencies and cost savings achieved by the Merger, through the reduction in the size of any future request to increase PEPCO's base retail rates. In order to determine such net benefit, PEPCO states that it will track the costs to achieve the Merger, and that such costs will be applied against Merger-related savings./83

     35. Significantly, Applicants assert that, unlike the merger proposed in 1996 between BG&E and PEPCO and subsequently abandoned, the Merger proposed in this proceeding "is not driven by synergies that result from wide-spread consolidation of operating functions and job reductions at the outset of the Merger."/84 Instead, "the principal reason" PEPCO is engaged in

------------------
77 As a result of the settlement approved by this Commission in Formal Case No. 945, Phase I, PEPCO's rates for electric service in the District of Columbia are capped through February 7, 2005 for all customers other than RAD customers, whose rates are capped until 2007.

78   Application at 8.

79   Id. at 12.

80   Id.

81   Application at 8-10, and at Exhibit D.

82   Application at 8-10.

83 Application at 12, n. 4. PEPCO later committed to provide District ratepayers the gross savings resulting from the Merger (i.e., not off-set by Merger-related costs). Tr. 28.

the Merger "is to increase the breadth and scope of its power delivery business./85 In addition, Applicants contend that the Merger "is consistent with PEPCO's strategic goal of developing the core power delivery business and improving customer service."/86

VI.  UNANIMOUS AGREEMENT OF STIPULATION AND FULL SETTLEMENT

     36. On February 27, 2002, a "Unanimous Agreement of Stipulation and Full Settlement"/87 was filed with the Commission, along with a Joint Motion for Approval of Unanimous Agreement of Stipulation and Full Settlement. In the Settlement Agreement and Joint Motion, the Settling Parties claim to have resolved all issues in this proceeding. The parties to the Settlement Agreement are PEPCO, PEPCO Holdings, Inc., OPC, AES NewEnergy, AOBA, GSA, IBEW and WMATA. Two other parties to this proceeding, DCG and WGL, do not oppose, but are not signatories to, the Settlement Agreement. In light of the extensive evidentiary record already developed regarding the Merger proposal and the unanimous nature of the settlement, on March 20, 2002, the Commission granted the Applicants' motion to waive a bearing on the proposed settlement./88

     37. In the Settlement Agreement, the Settling Panics have agreed, inter alia, to the following:/89

     Section 1: The Commission should enter an order (a) finding that the proposed Merger, subject to the terms, conditions, and understandings of the Settlement Agreement, is in the public interest, and (b) approving the Application.

     Section 2: On July 1, 2004, PEPCO shall file a class cost of service and revenue requirements study for distribution service and other information sufficient to reset its distribution rates effective as of February 8, 2005. If, upon consideration of that filing, the Commission determines that an increase or no change in the Company's distribution rates is warranted, PEPCO's distribution rates for all customers other than Residential Aid Discount ("RAD") customers, shall be capped through August 7, 2007 ("Rate Extension Period") at the level in effect as of February 7, 2005 (i.e., the last day of the currently effective rate cap period)./90 For RAD customers, the Rate Extension Period is through August 31, 2009. If, however, in considering that filing the Commission determines that a reduction in PEPCO's distribution rates is warranted, PEPCO's distribution rates shall be reduced to and capped at that level through the Rate Extension Period. PEPCO may file for an increase in distribution rates prior to February 7, 2005 "if the Company encounters financial distress caused by significant

------------------
84   Applicants IB at 12-13.

85   Id. at 13.

86   Id.

87 Formal Case No. 1002, Unanimous Agreement of Stipulation and Full Settlement (February 27, 2002) ("Settlement Agreement").

88   Formal Case No. 1002, Order No. 12362.

89 The references to Section numbers correspond to the Section numbers in the Settlement Agreement.

90   Settlement Agreement at 2.

extraordinary costs incurred or significant revenues lost for reasons beyond
PEPCO's control . . . ."/91 The Settling Parties reserve all rights to protest or take any position on any such filing.

     Section 3: In the event the Commission, pursuant to Section 34-1509(c)(4) of the District of Columbia Code, orders PEPCO to provide Standard Offer Service after January 1, 2005, or there is a subsequent agreement voluntarily entered into by PEPCO and approved by the Commission to extend the provision of SOS by PEPCO after January 1, 2005, the following provisions shall apply:

     (a) In the event PEPCO's FERC-approved transmission rates/92 increase or decrease by 10 percent or less relative to current levels, PEPCO shall adjust its retail transmission rates accordingly. PEPCO shall also reduce or increase its distribution rates by the amount necessary to offset the change in transmission rates - thereby maintaining the rate caps on overall rates in effect on February 8, 2005.

     (b) In the event PEPCO's FERC approved transmission rates increase or decrease by more than 10 percent relative to current levels, PEPCO shall adjust its retail transmission rates accordingly. PEPCO shall then reduce or Increase its distribution Tales by The amount necessary to offset the first 10 percentage points of the increase or decrease in transmission rates. Thus, the overall rate for transmission and distribution rates will increase or decrease only by the increment over and above the first 10 percentage point differential in transmission rates.

     (c) Except as provided in the Settlement Agreement, PEPCO may not file for an increase in retail transmission rates (inclusive of non-generation related ancillary services charges) to become effective prior to the end of The Rate Extension Period. The transmission rates applicable to each class of PEPCO's customers shall not be increased above the level in effect as of February 8, 2005. Nothing the in Settlement Agreement is intended to preclude any party from seeking a reduction in PEPCO's rates at any time during the Rate Extension Period.

     Section 4: Except as provided in Sections 2 and 3 of the Settlement Agreement, PEPCO may not file for an increase in distribution rates to become effective prior to the end of the Rate Extension Period and the distribution rates applicable to each class of PEPCO's customers shall not be increased above the level in effect as of February 8, 2005.

     Section 5: PEPCO shall not seek recovery in rates of the District of Columbia's share of: (a) Merger-related costs (estimated by Applicants to be $46 million), (b) the Merger acquisition premium paid by PEPCO, (c) the costs of any "golden parachutes" (i.e., severance payments for executive officers), and (d) Merger transition costs incurred following The closing

------------------
91   Id. at 3.

92 For purposes of this section, "transmission rates" are inclusive of the non-generation related ancillary services charges, and "current levels" refer to the retail rates and charges in effect for transmission as of the date of the settlement. Settlement Agreement at 4.

of the Merger. Costs incurred two or more years after the closing of the Merger will be presumed not to be Merger transition costs.

     Section 6: Applicants commit to achieve at least a 35 percent common equity ratio at the holding company level within five years following the closing of the Merger.

     Section 7: As part of the PIP process, the PIWG will consider the development of any appropriate service quality guarantee and reliability programs for PEPCO.

     Section 8: PEPCO shall contribute $2 million to support the development and implementation of a small customer smart meter pilot program in the District of Columbia. A District of Columbia nonprofit corporation shall be formed to achieve the goals of the pilot program, and to determine the manner in which to accomplish those goals. That corporation's Board of Directors will be composed of representatives from the Commission, PEPCO, OPC and the Consumer Utility Board. PEPCO shall not seek to recover any of the $2 million in rates paid by its customers in the District.

     Section 9: PEPCO will not raise the argument, in judicial or administrative proceedings, that under currently applicable law the SEC preempts this Commission's authority over the allocation of costs among PEPCO and its affiliates. In all rate proceedings before this Commission, PEPCO will bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to PEPCO.

     Section 10: The OPC and Commission Staff will be provided full access to all the books and records of PEPCO Holdings, Inc. and of any service company, any other affiliate that provides service to PEPCO Holdings, Inc., and any affiliate that shares costs with PEPCO Holdings, Inc. through any allocation methodology. In any base rate case or Commission proceeding to analyze affiliate transactions, OPC and Commission Staff will have full access to all financial statements of regulated and unregulated subsidiaries of New RC, Inc. In Commission proceedings, responses to data requests may be subject to confidentiality agreements, as well as the right of PEPCO to argue that particular parties should not have access to competitively sensitive information. However, PEPCO "ill provide access to the books and records to other parties to the proceeding.

     Section 11: Through the Rate Extension Period ending on August 7, 2007, PEPCO will absorb the funding of the Reliable Energy Trust Fund ("RETF") in an amount not to exceed $0.00021 per kilowatt-hour.

     Section 12: Annually, beginning January 2003, PEPCO will file a Cost Allocation Manual ("CAM') explaining how it will allocate and account for shared services between PEPCO and any affiliate. This section of the Settlement Agreement details what will be included in the CAM, as well as affiliate information which will be included in the filing. The CAM and annual report will be available for public inspection and any person may file comments, motions, or other pleadings in response to the CAM and annual report. The parties agree that the Commission will review any filed pleadings prior to acting on the filed materials.

     Section 13: Prior to the expiration of the Rate Extension Period, PEPCO will seek Commission approval to charge suppliers for only the same types of fees that the Company is permitted to charge suppliers in Maryland. The parties reserve all rights to object to or take any position on any such filing by PEPCO to charge fees to suppliers.

     Section 14: The Settlement Agreement shall not be regarded as precedent with respect to any ratemaking or other principle in any future case.

     Section 15: The various provisions of the Settlement Agreement are not severable.

     Section 16: The agreements, undertakings and commitments of the parties to the Settlement Agreement are contingent upon the closing of The Merger. In the event the Merger is not consummated, the Settlement Agreement shall be null and void.

     38. As noted above, on March 20, 2002, the Commission granted Applicants' Motion to Waive Hearing on Proposed Settlement./93 In addition, the Commission through that Order directed all the parties to file comments within 10 days from the date of that Order responding to the following questions and requests for clarification regarding seven aspects of the Settlement Agreement: (a) how PEPCO intends to track, account for, and report the costs and savings associated with the Merger, and the frequency of such reporting to The Commission; (b) The intended definitions, scope and timetables associated with PEPCO's proposed $2 million contribution in support of a small customer smart meter pilot program;
(c) the intended definitions, scope and timetables associated with PEPCO's proposal to absorb the funding of the RETF in an amount not to exceed $0.00021 per kilowatt-hour; (d) the intended scope and applicability of PEPCO's proposal to file with the Commission information concerning PEPCO's affiliates; (e) the scope of PEPCO's commitment during the Rate Extension Period to seek Commission approval to charge suppliers only for the same types of fees that the company is permitted to charge suppliers in Maryland; M PEPCO's intentions concerning the location of its headquarters and that of PEPCO Holdings, Inc.; and (g) clarification of Schedule GT LV In Schedule A to the Settlement Agreement./94

     39. On March 27, 2002, PEPCO, on behalf of itself and other signatories to the Settlement Agreement, filed comments addressing each of the Commission's questions concerning the settlement./95 The comments responded to the seven enumerated issues in Order No. 123 62 in pertinent part as follows:

     A. Tracking of Merger-Related Costs and Savings. PEPCO's accounting system "is able to identify the direct costs of the Merger such as transaction costs . . ., relocation payments . . ., and other identified Merger-related costs," and PEPCO will file a report with the Commission detailing such costs within six months of

------------------
93   Formal Case No. 1002, Order No. 12363.

94   Order No. 12362 at 3-5.

95 Formal Case No. 1002, Comments of the Settling Parties in Response to Order No. 12362 (March 27, 2002) ("March 27 Comments"). Replacement pages 5, 6 and 7 to the March 27 Comments were filed April 5, 2002 correcting the various surcharge amounts set forth in the March 27 Comments.

          the closing of the Merger and updated reports every six months thereafter until August 7, 2007./96

     B. Smart Meter Pilot Program. PEPCO's contribution will be made available as costs are incurred in connection with the pilot program, and PEPCO will not seek to recover from its District customers any of the $2 million contribution to this program./97 In addition, representatives from the Commission, OPC, the Consumer Utility Board and PEPCO will serve on a board of directors for the non-profit corporation that will develop and implement the specific parameters of the smart meter pilot program./98

     C. RETF. PEPCO will absorb The RETF funding costs to a maximum level of $0.00021 cents per kilowatt-hour. Thus, for example, if the then-current RETF surcharge level established by the Commission is $0.00030 per kilowatt-hour, PEPCO would absorb $0.00021 per kilowatt-hour and customers would have to pay a RETF surcharge of only $0.00009 per kilowatt-hour./99 PEPCO estimates that the total dollars it will absorb through August 7, 2007 pursuant to this provision of the Settlement Agreement will exceed $12 million./100

     D. Affiliate Information. The -term "affiliate" is to be defined for purposes of the Settlement Agreement as contained in the Retail Electric Competition and Consumer Protection Act of 1999./101 PEPCO's affiliates will not file separate reports with the Commission; instead, given the broad definition of "affiliate," "all transactions between Pepco and any of its affiliates will be reported to the Commission in Pepco's annual filing."/102

     E. Electricity Supplier Service Charge. As of the date of filing the settlement, Maryland had not approved the charges listed in Exhibit B to the March 27 Comments. No electricity supplier service charge would be implemented in the District unless the Commission has first reviewed and approved such charge./103

------------------
96   March 27 Comments at 2.

97   Id. at 2-3.

98   Id. at 3.

99   Id. at 6.

100  Id. at 6-7.

101 March 27 Comments at 7 (citing D.C. Law 13-107, codified at D.C. Code, 2001 Ed.ss.ss.34-1501 to 34-1520). That statute defines the term "affiliate" as "a person who directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with, or has directly or indirectly, any economic interest in another person." D.C. Code, 2001 Ed.ss.34-1501(1).

102  March 27 Comments at 7-8.

103  Id. at 8.

     F. Location of Headquarters. Both PEPCO and PEPCO Holdings, Inc. will be headquartered in the District of Columbia "for the foreseeable future./104

     G. Schedule A to the Settlement Agreement. Schedule A contains a typographical error as it lists Schedule GT-LV twice. The second reference to Schedule GT-LV was intended to be to Schedule RT./105

     40. An erratum to Order No. 12362 was issued April 2, 2002./106 That Erratum corrected the RETF Surcharge Amount set forth in Order No. 12362 and permitted those parties to file corresponding replacement pages to their March 27, 2002 Comments. Those replacement pages were filed April 5, 2002.

Analysis of Settlement Agreement

     41. In Order No. 11075, the Commission determined that, for a proposed merger transaction to be in the public interest within the meaning of DC Code
Section 43-704,/107 the merger "must benefit the public rather than merely leave it unharmed."/108 The Commission farther concluded that, to be approved, a merger "must produce a direct and traceable financial benefit to ratepayers," and The merger, taken as a whole, must be consistent with the public interest./109

     42. When considered in its entirety, the Commission finds that the proposed Merger, subject to the terms, conditions, and understandings of the Settlement Agreement, and as further explained in the Settling Parties' joint comments filed in this proceeding on March 27, 2002 (as corrected on April 5, 2002), is in the public interest. Accordingly, the Commission hereby grants the Joint Motion for Approval of the Unanimous Agreement filed on February 27, 2002 in this proceeding.

     43. Approval of the Settlement Agreement is appropriate given that the proposed Merger under the terms of that Agreement will result in numerous direct and traceable financial benefits for ratepayers in the District of Columbia. In particular, the proposed Merger in accordance with the terms of the Settlement Agreement provides for the following direct, traceable financial benefits for District of Columbia ratepayers: (a) extension of the Rate Cap Period by 30 months through August 7, 2007, and for RAD customers, through August 31, 2009;/110 (b) PEPCO's agreement to file a class cost of service and revenue requirements study for distribution service and other information sufficient to reset distribution service rates effective February 8, 2005, will provide the Commission the data Deeded to make a determination

------------------
104  Id. at 9.

105  Id.

106  Formal Case No. 1002, Order No. 12369.

107  Recodified at Section 34-504 of the D.C. Code (D.C. Code, 2001
     Ed.ss.34-504).

108  Order No. 11075 at 17.

109  Id. at 18 and 20.

110  Settlement Agreement at 2-3.

whether rates should be reduced, while ensuring rates will not be increased through August 7, 2007;/111 (c) absent financial distress, PEPCO may not file for an increase in distribution rates to become effective prior to the end of the Rate Extension Period;/112 (d) PEPCO will not seek recovery in rates of the District of Columbia's share of Merger-related costs;/113 (e) PEPCO Will contribute $2 million to support The development and implementation of a small customer smart meter pilot program;/114 (f) through August 7, 2007, PEPCO will absorb the funding of the RETF, in an amount not to exceed $0.00024 per kilowatt hour, estimated to be worth $12 Million;/115 and (g) as a result of the Merger, not only will PEPCO maintain its headquarters in the District of Columbia, the new holding company will also be headquartered in the District of Columbia,/116 thus potentially increasing the tax base and employment opportunities in the District of Columbia.

     44. The Settlement Agreement contains several other provisions which support a finding that, taken as a whole, approval of the proposed Merger subject to the terms and conditions of The Settlement Agreement would be in the public interest. Those provisions include: (a) Applicants' commitment to achieve at least a 35 percent common equity ratio at the holding company level within five years following the closing of the Merger;/117 (b) PEPCO's agreement not to raise the argument, in judicial or administrative proceedings, that under currently applicable law the SEC preempts the Commission's authority over the allocation of costs for ratemaking purposes in the District of Columbia;/118 (c) PEPCO's explicit acknowledgment that in all rate proceedings before the Commission it will bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to The company;/119 and (d) PEPCO's commitments to provide access to certain books and records in future proceedings and file annually a CAM explaining how it will allocate and account for shared services between PEPCO and any affiliate./120

     45. In approving the proposed Merger in accordance with the terms and conditions of the Settlement Agreement, the Commission also relies on the fact that prior to that Agreement, the proposed Merger faced opposition from a number of diverse parties - parties representing a broad spectrum of ratepayers in The District of Columbia. Four different parties/121 filed testimony and briefs opposing the proposed Merger or arguing that, if the Merger were approved, that approval must be conditioned in order to ensure that the Merger would be in the public

------------------
111  Id.

112  Id. at 3-5.

113  Id. at 5.

114  Id. at 6.

115  Id. at 7; March 27 Comments at 7 and Exhibit A.

116  March 27 Comments at 9.

117  Settlement Agreement at 5.

118  Id. at 6.

119  Id.

120  Id. at 6-8.

121  OPC, GSA, WMATA, and AOBA.

interest. Each of those parties now either is a signatory to the Settlement Agreement or has agreed not to oppose the Settlement Agreement. Given the Commission's longstanding policy to support and encourage settlements,/122 the fact that all parties in this proceeding now either support or do not oppose the Settlement Agreement weighs strongly in support of the Commission's decision to approve the Merger subject to the terms of the Settlement Agreement.

VII. DESIGNATED ISSUES

     46. In Order No. 12189, the Commission designated 15 specific issues for consideration in determining whether the proposed Merger of PEPCO and Conectiv is in the public interest./123 As a result of the Settlement Agreement, those issues are no longer contested by the parties to the proceeding. Given that an agency is under no obligation to address matters no longer in dispute,/124 there is no imperative for the Commission to address each of the 15 issues identified in Order No. 12189. Nonetheless, to ensure that all the issues are fully addressed, the Commission will analyze all 15 of the issues designated in this proceeding. Our analysis reinforces our conclusion that it is in the public interest to approve the proposed Merger subject to the terms set forth in the Settlement Agreement.

     A. What are the Applicants' estimates of the costs, benefits, and net savings associated with the Merger?

Positions of the Parties

     47. Applicants have identified Merger transaction costs of approximately $46 million./125 However, during the hearing and in the Settlement Agreement, Applicants agreed not to seek recovery of any of those transaction costs from District ratepayers./126 Applicants also committed not to seek recovery of either the costs associated with "golden parachutes" or Merger transition costs severance costs for dislocated employees) incurred within two years following the Merger's closing./127 Unlike their handling of Merger transaction costs, Applicants did not provide any estimate of the amount of transition costs that are associated with the Merger.

     48. Applicants also have proposed Merger terms that will provide District residents with a direct and traceable financial benefit, The Settlement Agreement, for example, reaffirms Applicants' prior agreement to extend the currently effective distribution rate cap by 30 months, from February 8, 2005 through August 7, 2007./128 During the hearing, Applicants estimated that

------------------
122 See, e.g., The Commission's Rules of Practice and Procedure, Title 15 of the District of Columbia Municipal Regulations,ss.ss.1-130.1 to 1-130.17 (June 1999).

123  Order No. 12189 at 7-8.

124  Lee v. District of Columbia Zoning Management, 411 A.2d 635, 637 (D.C.
     1980) (citing City of Minneapolis & St. Louis Ry Co., v. United States, 361 U.S. 173, 193-94 (1959)).

125  PEPCO/NEW RC (A) at 7-8.

126 Tr. 28; Applicants 113 at 17; Applicants RB at 11; Settlement Agreement atss.5.

127  Applicants IB at 7; Settlement Agreement atss.5.

128  Settlement Agreement at 2-3, 4-5.

such extension will benefit ratepayers by approximately $36.5 million over the 30-month period./129

     49. PEPCO also is proposing to provide direct benefits in the area of energy efficiency and metering. First, PEPCO committed during the hearing to make a contribution of $500,000 to a Rind for energy efficiency programs for residential customers in the District of Columbia./130 Although that commitment was not made part of the Settlement Agreement, PEPCO committed to provide a significantly greater benefit to District residents with regards to energy efficiency. Specifically, the Settlement Agreement provides that through August 7, 2007, PEPCO will absorb the funding of the RETF in an amount not to exceed $0.00021 per kilowatt-hour./131 Applicants and the other Settling Parties estimate the value of that commitment to District ratepayers to be approximately $12 million through August 7, 2007./132 Secondly, in addition to the RETF contribution, PEPCO also has agreed to contribute $2 million to support the development and implementation of a small customer smart meter pilot program in the District of Columbia, and further agreed not to seek to recover any of the $2 million in its rates./133

     50. As part of the Settlement Agreement, PEPCO has agreed to accept a "transmission deadband" which would adjust transmission and distribution rates so that the overall rates remain constant, unless transmission rates increase or decrease more than 10 percent./134 In the event FERC-regulated transmission rates rise the full 10 percent, this aspect of the Agreement would provide a benefit to District ratepayers of "up to $9.5 million."/135

     51. Applicants estimated Merger-related savings to be $45.8 million through 2005./136 One hundred percent of such savings will be passed on to ratepayers, although Applicants cautioned that these are only estimated savings./137 However, given the nature of the proposed Merger, Applicants did not prepare a detailed, comprehensive synergies study to quantify merger-related savings./138 Furthermore, such savings will not be passed on to ratepayers immediately, since short-term Merger-related costs will exceed short-term Merger-related savings. Instead, the savings and efficiencies achieved by the Merger "will be reflected in the cost of service presented in connection with the July 1, 2004 rate application filing."/139 Thus,

------------------
129  Tr. 679-80; Applicants IB at 18.

130  Tr. 24; Applicants IB at 8.

131 Settlement Agreement at 7. The RETF was established to finance energy efficiency, low income and renewable resources programs in the District. See D.C. Code, 2001 Ed.ss.34-1514.

132  March 27 Comments at 7, Appendix A.

133  Settlement Agreement at 6; March 27 Comments at 2-3.

134  Settlement Agreement at 3-5.

135  Applicants IB at 9-10.

136  PEPCO/NEW RC (A) at 13.

137  Tr. 28; Applicants RB at 14.

138  Applicants IB at 20.

139  Applicants RB at 14.

Applicants conclude that PEPCO's customers' rates will be lower than they would be in the absence of the Merger, since all Merger-related savings will be passed on to customers in the next rate case proceeding.

     52. Applicants assert that the savings will be achieved by "eliminating redundancies and leveraging the collective experience and capacity of Pepco and Conectiv."/140 The most significant of these purported savings are expected to be realized in the areas of corporate governance, supply chain, and information technology./141

     53. Other Merger-related benefits asserted by Applicants include: (a) increased breadth and scope of PEPCO's power delivery business;/142 (b) PEPCO's becoming a stronger, more competitive utility;/143 (c) improvements in customer service, reliability, and responsiveness;/144 (d) more rapid deployment of new technologies;/145 (e) maintenance of PEPCO's headquarters, facilities and employment in the District;/146 (f) locating New RC's headquarters in the District;/147 (g) various customer service and reliability guarantees;/148 (h) PEPCO's holding company will maintain common equity ratio of 35 percent;/149 and
(i) the Commission and OPC will be Provided full access to the books and records "of any service company or affiliate that relate to any services provided to Pepco."/150

     54. During the hearing, only one intervenor supported Applicants' assertions that there will be direct, traceable financial benefits to ratepayers as a result of the Merger. To that end, IBEW asserted that maintaining the integrity of PEPCO's employees and a commitment to a more reliable system will benefit the public./151 It also argued that PEPCO has been a takeover target, and the Merger therefore provides the benefit of preventing a takeover./152 IBEW further asserted that the rate cap extension would directly benefit ratepayers./153

     55. The other intervenors took issue with Applicants' conclusion that the Merger will provide District of Columbia ratepayers with direct, traceable financial benefits. A large portion

------------------
140  Applicants IB at 21.

141  Id.

142  Applicants IB at 13.

143  Application at 9-11.

144  Id.

145  Id. at 14.

146  Id.

147  Id. at 18-19.

148  Id.

149  Applicants IB at 7.

150  Applicants IB at 8.

151  IBEW IB at 2.

152  IBEW IB at 3.

153  IBEW IB at 4.

of the criticisms put forth by OPC, AOBA and WMATA centered upon the lack of quantification of the purported benefits./154 OPC also took issue with the Applicants' valuation of the rate extension period and argued that the Merger costs could overwhelm any Merger -related savings./155

     56. GSA, OPC and WMATA also argued that the proposed rate extension is of value to ratepayers only if PEPCO Currently is under-earning and would seek a rate increase during the extension period; however, according to Intervenors, no party has shown such a situation in this proceeding./156 In order to ensure that ratepayers do in fact receive a direct traceable financial benefit from the Merger, AOBA maintained that the Commission should require an initial rate reduction of two to three percent upon the closing of the Merger./157 WMATA argued that the Commission should impose an immediate rate reduction of 6.5 percent to recognize Merger risk and to provide ratepayers with a direct financial benefit./158

Discussion

     57. As noted, supra, Applicants have identified Merger transaction costs of approximately $46 million. Under Section 5 of the Settlement Agreement, PEPCO has agreed not to seek recovery in rates in the District of Columbia of the District's share of those Merger transaction costs, the Merger acquisition premium, the costs of any "golden parachutes" or Merger transition costs./159 The direct merger transaction costs will be tracked and PEPCO has committed to file reports detailing those costs with the Commission./160 Applicants estimated Merger-related savings to be $45.8 million through 2005./161

     58. The Applicants have quantified certain of the estimated benefits of the Merger to the District of Columbia and to District of Columbia ratepayers. In particular, the benefits associated with the extension of the rate cap period were estimated at approximately $36.5 million./162 Approval of the Settlement Agreement will result in numerous other benefits to the District of Columbia and to ratepayers in the District, including the $2 million contribution for the small customer smart meter program and PEPCO's agreement to absorb certain RETF costs, which could result in a benefit to ratepayers of approximately $12 million./163 The transmission deadband provision of the Settlement Agreement could provide District of Columbia ratepayers a

------------------
154 See, e.g., OPC IB at 1, 3-4, 27-28; OPC RB at 3-4, 9; AOBA IB at 3-6; AOBA RB at 7-8; WMATA IB at 9, 15-17, 21; WMATA RB at 16.

155  OPC IB at 28-29; RB at 4.

156  GSA RB at 7; OPC IB at 16-17; WMATA IB at 19.

157  AOBA IB at 7.

158  WMATA IB at 13.

159  Settlement Agreement at 5.

160  March 27 Comments at 2.

161  Id. at 21.

162  Tr. 679-80; Applicants IB at 18.

163  March 27 Comments at 7, Appendix A.

benefit of up to $9.5 million./164 Furthermore, as detailed above, Applicants have identified, but not explicitly quantified, a number of areas, such as economics of scale for the implementation of new technologies, which could result in additional benefits as a result of the merger.

     59. The Commission concludes that the record in this proceeding, taken as a whole, amply supports a finding that the benefits of the proposed Merger are likely to outweigh significantly any harm to District ratepayers. Thus, the record in this proceeding demonstrates by substantial evidence that approval of the Merger proposal under the terms, conditions, and understandings of the Settlement Agreement will result in direct and traceable financial benefits to District of Columbia ratepayers and is in the public interest.

     B. How will the costs and savings be measured, monitored, and demonstrated?

Positions of the Parties

     60. Applicants assert that all internal, general and indirect costs that are a consequence of the Merger will be expensed as incurred. Originally, PEPCO proposed that $16 million in costs would be deferred on the financial records of PEPCO as direct acquisition costs./165 In his rebuttal testimony, Applicants' witness Mr. Williams agreed that as a condition of merger approval, PEPCO would not seek to recover any transition costs from District of Columbia ratepayers./166 Moreover, any excess of the Merger price will be recorded as goodwill on the financial records of New RC./167 Applicants argue that it is not appropriate to identify how Merger savings will be measured and identified because PEPCO is not seeking a rate change or the recovery of any Merger costs./168 Applicants further state that no action associated with the Merger application requires the Commission to tic cost and savings projections. All savings will be reflected in the cost of service in PEPCO's distribution rate filing which, pursuant to the Settlement Agreement, will be filed on or about July 1, 2004./169

     61. During the evidentiary hearing and briefing phases of this proceeding, OPC,/170 AOBA/171 and WMATA/172 raised concerns regarding the Applicants' lack of an explicit methodology to measure and track Merger costs and savings. OPC argued that the absence of a defined Merger tracking methodology will impair the Commission's and the public's ability to determine in the next rate case whether any savings have been achieved./173 Thus, OPC argued

------------------
164  Applicants IB at 31.

165  Applicants IB at 31.

166  PEPCO/NEW RC (C) at 11; Tr. 23. 28, 63-64.

167  Applicants IB at 31.

168  Id. at 32.

169  Id.; Settlement Agreement at 2.

170  See OPC IB at 29-30; OPC RB at 10.

171  AOBA IB at 20; AOBA RB at 9.

172  WMATA IB at 7, 9, 15-17, 21.

173  OPC IB at 30; OPC RB at 10.

that Applicants' Merger application should be rejected for not identifying specific savings or a methodology for tracking savings in the future./174

     62. AOBA asserted that the Applicants have failed to offer any benchmarks; or baseline data for use in measuring cost savings or method for segregating Merger-related transition costs./175 According to AOBA, -the Applicants "have left the record devoid of the type of substantive information necessary to support a finding of clear and traceable net benefits for District Customers."/176 WMATA argued that Applicants have not provided any firm, comprehensive, or reliable evidence to support the effects of the proposed Merger on ratepayers and cost of service./177 WMATA further maintained that savings from the Merger have not been comprehensively stated or quantified./178 In WMATA's view, without the appropriate benchmarks established now, it will be impossible to verify Merger-related savings in a later rate case./179

Discussion

     63. In response to questions by the Commission regarding the tracking of Merger costs, PEPCO stated, in its March 27 Comments, That its accounting system "is able to identify the direct costs of The Merger. . .,"/180 and PEPCO committed "to filing a report detailing such Merger costs with the Commission within 6 months of the closing of the Merger and to file an updated report every 6 months thereafter until August 7, 2007."/181 In addition, the Settling Parties "have agreed that it is unnecessary to track Merger-related savings in as much as the Settlement Agreement provides for a Tate Cap through August 7, 2007 (August 31, 2009 for RAD customers)."/182

     64. Under Section 5 of the Settlement Agreement, PEPCO has agreed not to seek recovery in rates of the District of Columbia's share of. (a) Merger related costs (estimated by Applicants to be $46 million); (b) the Merger acquisition premium paid by PEPCO; (c) the costs of any "golden parachutes" (i.e., severance payments for executive officers); and (d) Merger transition costs incurred following the closing of the Merger. Costs incurred two or more years after the closing of the Merger will be presumed not to be Merger transition costs. As noted above, PEPCO has represented that its accounting system is able to identify the direct costs of the Merger, such as transaction costs, severance payments, relocation payments and other identified Merger-related costs./183 As also noted above, PEPCO has committed to file a report

------------------
174  OPC IB at 30.

175  AOBA IB at 20; AOBA RB at 9.

176  AOBA RB at 2.

177  WMATA IB at 7, 9, 15-17, 21.

178  WMATA RB at 16.

179  WAMTA IB at 10, 12.

180  March 27 Comments at 2.

181  Id.

182  Id.

183  Id.

detailing such Merger costs with the Commission within six months of the closing of the Merger and to file an updated report every six months thereafter until the end of the Rate Extension Period./184

     65. In light of the Rate Extension Period which extends the current rate cap, the Commission agrees with the statement of the Settling Parties in The March 27 Comments/185 that there is no need to track Merger-related savings. In addition, the Commission finds that the Applicants' commitments to track the direct costs of the Merger, and to file reports with the Commission detailing such costs, further support our determination that the Merger is in the public interest. Furthermore, Applicants' agreement to absorb Merger-related costs,/186 while including any Merger-related savings in the cost of service filing to be made on or about July 1, 2004,/187 supports a finding that the transaction is in The public interest. In connection with that future filing, the Commission and the public will have an adequate opportunity to fully evaluate PEPCO's cost of service, and to assess whether PEPCO has treated Merger-related costs and savings in accordance with its commitments in the Settlement Agreement.

     C. What are the short and long-term effects of the Merger on PEPCO's prices charged to District ratepayers before and after the termination of price caps?

Positions of the Parties

     66. During the evidentiary hearing phase of this proceeding, Applicants argue that the Merger will have no adverse effect on PEPCO's distribution or standard offer service rates during the rate cap./188 Applicants also maintain that as a result of the Merger, distribution rates over The long-term will be lower Than they would otherwise be absent the Merger./189

     67. In response, Intervenors assert that Applicants had not demonstrated the effects of the Merger on rates charged to District ratepayers before and after the termination of price caps. OPC witnesses, Dr. Pavlovic and Ms. Bright, assert that rates will likely increase upon the expiration of the rate cap./190 OPC also notes that the record does not contain any detailed study or empirical support to corroborate Applicants' claims of future cost reductions and reduced rates as a result of the Merger./191

------------------
184  Id.

185  Id.

186  Settlement Agreement at 5.

187  Settlement Agreement at 2.

188  Applicants IB at 35.

189  PEPCO/NEW RC (A) at 5, 8-9,14,18-19, 26-27, 33; PEPCO/NEW RC (C) at 3, 4-5,
     31-34; Tr. 30-32, 40, 42, 61, 85, 109, 127, 129, 130-31, 157-59, 199, 201,
     691.

190  OPC IB at 30-31.

191  OPC IB at 31.

     68. Similarly, AOBA argues that Applicants have failed to provide substantial support for the assertion that the Merger will have no discernible impact on rates. AOBA further asserts that Applicants have not provided a means to track Merger-related savings or costs, and could use non-Merger-related costs to attempt to justify a subsequent increase in rates./192 AOBA further argues that Applicants have not established the difference between rates with and without the rate cap.

     69. GSA argues that a rate extension is of value to ratepayers only if PEPCO is currently under-recovering and would seek a rate increase during the extension period. However, GSA submits that no such demonstration had been made in this proceeding./193

Discussion

     70. In the Settlement Agreement, PEPCO agreed to a Rate Extension Period that would extend the current distribution rate cap by '00 months, from February 8, 2005 until August 7, 2007 (for RAD customers, the Rate Extension Period is through August 31, 2009)./194 Furthermore, on or about July 1, 2004, PEPCO will file a class cost of service and revenue requirements study for distribution service and other information sufficient to reset distribution service rates effective as of February 8, 2005 that will provide the Commission with the data to make a determination about whether rates should be reduced./195 Thus, while distribution rates can be reduced during the Rate Extension Period, absent financial distress caused by reasons outside of PEPCO's control or an increase in FERC-regulated transmission rates in excess of 10 percent, the overall transmission and distribution rates charged to ratepayers in the District of Columbia cannot increase during the Rate Extension Period if PEPCO continues to be the SOS provider as of January 1, 2005.

     71. As a result of the Merger, therefore, District of Columbia ratepayers will enjoy the best of both worlds -- during The Rate Extension Period, distribution rates cannot go up (except for the limited circumstances identified above), but information will be filed which could lead to a rate reduction. Applicants' witness Williams estimated the value of the extension of the rate cap period for an additional 30-month period to be approximately $36.5 million./196 Alternatively, he estimated, in inflation-adjusted terms, the 2001 rate per kilowatt hour to be 4391 cents. If the rate cap is extended through 2007 and inflation is assumed to be 2.5 percent per year, in 2007 the equivalent rate would be 3.61 cents per kilowatt hour - even lower than today./197

------------------
192  AOBA IB at 21-22; AOBA RB at 9-10.

193  GSA RB at 7.

194  Settlement Agreement at 2.

195  Id.

196  Tr. 681.

197  Tr. 681-82.

     72. Moreover, Applicants have demonstrated by substantial evidence/198 that, as a result of the Merger, distribution rates in the District of Columbia, over the long-term, will likely be lower than they would otherwise be absent the Merger. Accordingly, consideration of this issue provides support for the Commission's conclusion that, taken as a whole, approval of the proposed Merger, under the terms and conditions set forth in the Settlement Agreement, is in the public interest.

     D.   How will the Merger affect employment at PEPCO?

Positions of the Parties

     73. In their Application, Applicants -reaffirmed PEPCO's long-term commitment to the District of Columbia./199 In particular, Applicants pledged not only to maintain PEPCO's headquarters in the District of Columbia, but also to locate the headquarters of the newly-formed holding company in the District of Columbia./200 While the issue was not addressed in the Settlement Agreement, subsequent to that filing, PEPCO reiterated its commitment that both PEPCO and the newly-formed holding company, PEPCO Holdings, Inc., will be headquartered in the District of Columbia./201

     74. Applicants contend that, as a practical matter, there will be no effect on employment at PEPCO after the Merger, and that PEPCO anticipates few, if any, involuntary terminations as a result of the Merger. However, as a result of the formation of a holding company structure, some employees that currently work for PEPCO may instead work for the Service Company, once the Merger is consummated./202

     75. In its discussion of this issue, OPC merely states that "Applicants represented that there will be few involuntary terminations as a result of the merger."/203

     76. AOBA argues that there was some lack of clarity as to the impact on employment. That lack of clarity is attributable to the new Service Company that will provide a number of services to PEPCO, services which PEPCO presently provides to itself./204 However, AOBA does not provide any analysis or evidence that would support a finding that overall employment levels in the District of Columbia would be lower as a result of the Merger.

------------------
198 The areas which hold promise for reduced costs include: the realization of economies of scale (Tr. 158-59); elimination redundant executive positions and leveraging collective experience and capacity across common areas (PEPCO/'NEW RC (A) at 9); and the more prompt and economic implementation of new technologies. PEPCO/NEW RC (A) at 18-19, 27, 33; PEPCO/NEW RC (C) at 3, 4-5; Tr. 108-09, 127, 691.

199  Application at 12.

200  Application at 12.

201  March 27 Comments at 9.

202  Applicants IB at 41-42; Applicants RB at 40-41.

203  OPC IB at 31.

204  AOBA IB at 22-23.

Discussion

     77. The Commission finds that approval of the proposed Merger under the terms set forth in the Settlement Agreement will have no significant adverse effect on employment in the District of Columbia. While some employees currently working for PEPCO may instead work for PEPCO Holdings, Inc. after the Merger, the Commission does not see that as an adverse impact that would undermine the finding that approval of the Merger is in the public interest. In fact, given that PEPCO Holdings, Inc. will also locate its headquarters in the District of Columbia, the record in this proceeding supports a finding that it is likely that Overall employment in the District of Columbia will increase as a result of approval of the proposed Merger. The strengthening of the local economy that will result from the continued presence of PEPCO's headquarters in the District of Columbia, as well as the establishment of PEPCO Holdings, Inc.'s headquarters in the District of Columbia, are direct, traceable financial benefits which further support the Commission's finding that, when considered in its entirety, approval of the Merger is in the public interest.

     E. Will the Commission's ability to regulate PEPCO, or its regulated and unregulated subsidiaries, be impaired by the proposed Merger, including gaining access to accounts and financial records?

Positions of the Parties

     78. The Applicants argue that the Commission's ability to regulate PEPCO, including having access to relevant accounts and financial records, will not be impaired by the Merger. If anything, according to the Company, the Commission's ability to review financial records will be enhanced./205 As part of the Settlement Agreement, PEPCO has agreed that OPC and the Commission Staff will be provided full access to all the books and records of PEPCO Holdings, Inc. and of any service company, or any other affiliate that provides service to PEPCO Holdings, Inc., and any affiliate that shares costs with PEPCO Holdings, Inc. through any allocation methodology./206 Furthermore, in any base rate case or Commission proceeding to analyze affiliate transactions, OPC and Commission Staff will have full access to all financial statements of both regulated and unregulated subsidiaries of New RC, Inc. Pursuant to appropriate confidentiality agreements, and subject to PEPCO's right to argue that particular parties should not have access to commercially sensitive data, PEPCO will respond to data requests submitted by parties in future proceedings before this Commission./207

     79. Furthermore, in the Settlement Agreement, PEPCO has formalized its prior commitment That it will not seek to raise the argument, in judicial or administrative proceedings, that under currently applicable law the SEC preempts the Commission's authority over the allocation of costs for ratemaking purposes in the District of Columbia./208 The Settlement Agreement also contains Applicants' stipulation that in all rate proceedings before this

------------------
205  Applicants IB at 42-43.

206  Settlement Agreement at 6.

207  Settlement Agreement at 6-7.

208  Applicants RB at 43; Settlement Agreement at 6.

Commission, PEPCO will bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to the utility./209

     80. Citing the "extensive and complicated holding company structure" that would result if The Merger is approved, OPC argues that "[t]here is little question that the merger, if consummated, would impair the Commission's ability to regulate PEPCO and the regulated and non regulated subsidiaries of New RC."/210 During The hearing and on brief, OPC urged the Commission to establish adequate safeguards to preserve its ability to regulate PEPCO and prevent cross-subsidization./211

     81. Similarly, AOBA requested that the Commission be cognizant that a shifting of employees and activities (currently provided by PEPCO through its own resources) to a Service Company may limit the Commission's authority to review and control the level of costs allocated or assigned to PEPCO by a Service Company affiliate. Instead, those cost allocations would be superseded by SEC policies, practices, and determinations, During the hearing, AOBA asserted that The Commission should require prior Commission approval of all contracts between PEPCO and affiliates, as well as all replacements of PEPCO employee positions with services obtained from affiliates./212 AOBA also maintained that the Merger will not enhance the Commission's ability to review relevant financial records for two reasons. One, under the proposed holding company structure, the financial performance of all holding company subsidiaries can affect PEPCO's cost of capital, but the Commission will be less able to review information relating to activities of those affiliates. Two, the SEC, not the Commission, will review any costs passed on to PEPCO by the Service Company which will be formed as a separate New RC subsidiary./213 However, in its reply brief, AOBA explained that its concerns with regard to this issue are adequately addressed by the conditions PEPCO has indicated it is willing to accept./214

     82. On brief, GSA submitted that PEPCO's agreement to remain subject to Commission jurisdiction should be formalized as a condition of the Merger approval. In addition, GSA argued that the Commission should mandate that PEPCO and New RC provide access to whatever books and records of account are necessary in order to evaluate and verify affiliated charges, including access to the books and records of all unregulated affiliates./215

Discussion

     83. The Commission's ability to regulate PEPCO and its regulated and unregulated subsidiaries will not be impaired by the proposed Merger. In particular, The commitments by Applicants to provide access to accounts and financial records will provide adequate data for the

------------------
209  Settlement Agreement at 6.

210  OPC IB at 31.

211  Exhibit OPC (A) at 7-8.

212  AOBA IB at 24.

213  AOBA IB at 25.

214  AOBA RD at 12.

215  GSA IB at 34.

Commission to fulfill its regulatory obligations. Furthermore, PEPCO has agreed not to raise the argument that, under currently applicable law, the SEC preempts the Commission's authority over the allocation of costs for ratemaking purposes./216 Thus, the Commission concludes that the terms of the Settlement Agreement provide specific and adequate mechanisms to ensure that the Commission's ability to fulfill its statutory mandate will not be impaired by the proposed Merger, and that the Commission, OPC, and other parties to future proceedings will have access to all data necessary to participate meaningfully in Commission proceedings.

     F. How, if at all, would the Merger affect the ability or willingness of PEPCO to provide standard offer or default service to customers in the District of Columbia?

Positions of the Parties

     84. Applicants contend that The proposed Merger will not affect the ability or willingness of PEPCO to provide SOS or default service to customers in the District of Columbia./217 Citing the Retail Electric Competition and Consumer Protection Act (District of Columbia Code Section 34-1509), Applicants argue that the Commission is precluded from directing PEPCO to provide SOS and default service after February 2005 at PEPCO's current, capped SOS rates./218

     85. OPC does not challenge Applicants' representations that there will be no effect on PEPCO's ability or willingness to provide SOS or default service to customers in the District of Columbia./219 Similarly, AOBA finds no reason to conclude that the proposed Merger would adversely affect PEPCO's ability to provide either SOS or default service, and notes that the size of the merged company could serve to encourage greater interest and ability to provide those services./220 During the evidentiary phase of this proceeding, GSA argued that, given that the Merger will reduce the potential for competition, the Commission should condition its approval of the Merger upon the commitment of PEPCO to continue to offer a bundled standard offer service in the District of Columbia after the current rate cap period expires./221

Discussion

     86. In the Settlement Agreement, the parties addressed what rates should apply in the event the Commission, in a subsequent order, directs PEPCO to provide SOS after January 1, 2005, or PEPCO commits in a subsequent agreement (approved by the Commission) to extend the Provision of SOS service by PEPCO beyond January 1, 2005./222 If either of those events

------------------
216  Settlement Agreement at 6.

217  Applicants IB at 50; Applicants RIB at 44.

218  Applicants IB at 51-52; Applicants RB at 45-46.

219  OPC IB at 33.

220  AOBA IB at 25.

221  GSA IB at 12.

222  Settlement Agreement at 3-4.

occurs, Sections 3(b) and (c) of the Settlement Agreement establish that PEPCO's distribution rates may be revised in the event FERC-regulated transmission rates increase or decrease, but That the overall rate will not change if the increase or decrease in transmission rates is less than ten percent./223 Furthermore, with certain limited exceptions, PEPCO may Dot file for an increase in distribution rates to become effective prior to the end of the Rate Extension Period./224

     87. The Commission finds that approval of the proposed Merger under the terms set forth in the Settlement Agreement is unlikely to affect the ability or willingness of PEPCO to provide SOS or default service to customers in the District of Columbia. This conclusion is based upon the testimony/225 of Applicants' witnesses Derrick and Wraase, who reaffirmed PEPCO's commitment to meet all of its SOS obligations as set forth in the Commission-approved settlement in Formal Case No. 945/226 and in applicable statutory requirements./227

     G. What effect, if any, will the Merger have on the quality of customer electricity services in the District of Columbia?

Positions of the Parties

     88. During the hearing, PEPCO argued that the proposed Merger clearly will have no adverse effect on utility operations and will provide PEPCO with opportunities to enhance the high quality of service it provides customers in the District of Columbia./228 In particular, Applicants claim that, as a result of the Merger, the Companies will be able to maintain and enhance customer service and reliability./229 The increased aggregate customer base of the companies following the Merger will permit the costs of acquiring and implementing innovative new technologies to be spread across a greater asset base,/230 and the Merger will facilitate The more efficient deployment of field crews, equipment, and Customer representatives in times of severe weather and other emergencies, thereby enhancing customer service and responsiveness./231

     89. To demonstrate their commitment to maintaining high quality service in the District of Columbia, Applicants propose a number of specific service quality guarantees as part of the Application./232 The specific service quality guarantees proposed by Applicants are addressed in Issue J, infra.

------------------
223  Settlement Agreement at 4.

224  Id. at 5.

225  PEPCO/NEW RC (A) at 20; Tr. 183.

226  Formal Case No. 945, Phase I, Order No. 11576 at 66.

227  D.C. Code, 2001 Ed.ss.34-1509.

228  Applicants IB at 53.

229  Application at 7.

230  Id. at 8.

231  Id.

232  Id. at 8-10.


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


     90. OPC, relying on the testimony of its witness Pavlovic, concurs that service quality in the District is relatively high and thus concludes that, in light of already-existing plans and processes to increase that quality even further, the proposed customer service and reliability guarantees are "largely irrelevant and should be consigned to the Productivity Improvement Plan process."/233

     91. AOBA notes that Applicants' witnesses did not take the position that the Merger plan is designed to have no adverse effect on the quality of service in the District but rather is intended to provide an opportunity to enhance PEPCO's already high customer service quality./234 AOBA thus submits that the "proposed programs represent little more than an attempt to diffuse public resistance to the merger by covering possible shortcomings in their operations with payments to customers."/235 AOBA concludes that The very fact that the Applicants propose such guarantees could be viewed as a warning that Applicants perceive that the Merger creates a potential for service quality erosion./236 In a similar vein, GSA argues that any corporate reorganization of the magnitude proposed "is likely to result in some confusion and possible diminution of service, at least, during some transition period."/237

Discussion

     92. The Settlement Agreement does not explicitly address the issue of service quality. However, Section 7 of the Settlement Agreement provides that as part of the PIP process, the PIWG will consider the development of any appropriate service quality guarantee and reliability programs for PEPCO./238 Thus, the parties have agreed That the PIP process is an appropriate mechanism to address service quality and reliability issues.

     93. The Commission finds that approval of the Merger under the terms of the Settlement Agreement will not adversely affect the quality of customer electricity service in the District of Columbia. In particular, it is reasonable to assume that the increased aggregate customer base of the companies following the Merger will result in more rapid deployment of innovative new technologies because the costs to implement those technologies will be spread across a greater asset base. The Commission also agrees with the Applicants that the greater size of the merged companies will facilitate the more efficient deployment of field crews, equipment, and customer representatives in times of severe weather and other emergencies, thereby enhancing customer service and responsiveness./239 Furthermore, as discussed in detail in Issue J below, the Commission agrees with the Settling Parties that it is appropriate for the PIWG to

------------------
233  OPC IB at 33 (citing OPC (B) at 8-9).

234  AOBA IB at 26 (citing PEPCO witnesses Derrick and Wrasse at 21).

235  Id.

236  AOBA IB at 27.

237  GSA IB at 23.

238  Settlement Agreement at 5.

239 In response to questions from the Chairman concerning the coordination of emergency responses by PEPCO and Conectiv, in particular after tornados in College Park, Maryland, PEPCO witness Derrick explained that, on average, be would expect that as a result of the Merger, PEPCO "probably could have about a one-day improvement on our ability to help one another." Tr. 233.

consider the development of any appropriate service quality guarantee and reliability programs as part of the PIP process.

     H. What will be the effect, if any, of the Merger on the safety and reliability of providing electricity in the District of Columbia?

Positions of Parties

     94. PEPCO argues that the proposed Merger will have no impact on its provision of safe electricity services in The District of Columbia./240 OPC appears to concur, concluding that the Merger will have no effect on the safely and reliability of service provided by PEPCO in the District of Columbia./241 In fact, OPC maintains that the Merger should not be a factor in PEPCO's ability to implement best practices in the area of reliable service./242

     95. AOBA took issue with Applicants' proposed customer service and reliability guarantees, arguing that they "can generally be expected to have little, if any, positive impact on the safety and reliability of electric service in the District."/243 The weakest part of the proposed reliability related programs, according to AOBA, is that they are designed in a manner that could permit future service reliability to be worse, on average, for District customers, than the historic levels of service quality that District customers have experienced./244 GSA agreed, contending that the customer service and reliability standards proposed by PEPCO are woefully inadequate./245

Discussion

     96. This issue of safety and reliability was also not explicitly addressed in the Settlement Agreement. However, as explained supra, Section 7 of the Settlement Agreement provides that as part of the PIP process, the PIWG will consider the development of any appropriate service quality guarantee and reliability programs for PEPCO./246 Thus, the parties have agreed that it is appropriate, as part of the PIP process, that the PIWG consider the development of any appropriate service quality guarantee and reliability programs for PEPCO.

     97. The Commission finds that the proposed Merger will have no adverse effect on the safety and reliability of service provided by PEPCO in the District of Columbia. Concerns raised regarding the inadequacy of the specific service quality levels proposed by Applicants will be addressed as part of the PIP process which will develop appropriate service quality guarantees and reliability programs for PEPCO. The Commission is confident that as part of that ongoing

------------------
240  Applicants IB at 54 (citing PEPCO/New RC (A) at 23).

241  OPC IB at 33.

242  Id. at 34.

243  AOBA IB at 27.

244  Id. at 28; see also AOBA RB at 15.

245  GSA IB at 24.

246  Settlement Agreement at 5.

process, the PIWG will promptly develop appropriate plans for the Commission's consideration so that ratepayers in the District will continue to receive high quality service.

     I. What are the short and long-term effects of the Merger on the distribution facilities of PEPCO employed in serving District ratepayers?

Positions of the Parties

     98. PEPCO argues that the proposed Merger will enhance the quality of distribution-related services provided to customers in the District of Columbia. The enhancement of distribution facilities will be achieved through the adoption of the best practices of the merging companies, as well as through the implementation of new technologies that can be employed sooner and at less cost than PEPCO could provide alone./247

     99. OPC submits that there is no evidence that the proposed Merger will have any effects on the distribution facilities of PEPCO employed to serve District ratepayers./248 In contrast, AOBA maintains that Applicants offer no quantifiable evidence of net benefits from their adoption of "best practices" and through implementation of new technologies. AOBA concludes that whether those activities will be sufficient to yield substantial improvements in the Company's distribution facilities is indeterminable at this time./249

Discussion

     100. This is another issue that was not explicitly addressed in the Settlement Agreement. As the Intervenors assert, the Applicants did not specifically quantify the net benefits expected from the merged company's adoption of "best practices" and through implementation of new technologies. Nonetheless, the Commission finds that there is substantial evidence in the record supporting the conclusion that it is likely that the enhancement of distribution facilities will be achieved through the adoption of the best practices of the merging companies, as well as through taking advantage of economies of scale in the implementation of new technologies./250 Thus, the Commission finds that, taken as a whole, the record in this proceeding does not demonstrate that the proposed Merger will have any adverse effects on the distribution facilities of PEPCO employed in service to District ratepayers.

     J. Are the voluntary customer service and reliability guarantees proposed by PEPCO reasonable, necessary, and appropriate?

Positions of the Parties

     101. As part of their Application in this proceeding, Applicants propose two categories of service quality guarantees. The first category involves five customer service guarantees,

------------------
247  Applicants IB at 56 (citing PEPCO/New RC (A) at 27).

248  OPC IB at 34.

249  AOBA IB at 29.

250  See PEPCO/NEW RC (A) at 27.

which are: (a) guarantees on time appointments; (b) 10-day new residential service connections; (c) one hundred percent residential billing accuracy; (d) a minimum call center service level of 70% of calls being answered within 30 seconds; and (e) call abandonment rate guarantees that the annual percentage of calls abandoned by the customer, after selecting a menu option, will be less than 10 percent./251 The second category involves four reliability guarantees pertaining to outage restoration times, technical standards for minimizing both the frequency and duration of power outages, and a commitment to improve individual circuit performance. When PEPCO fails to meet certain of its commitments, it proposes to provide customers credits ranging from $5 to $100./252 In addition, PEPCO will provide an annual report to the Commission on the service guarantee program, including corrective action plans to address areas where the performance levels are not met./253

     102. OPC alleges that the service quality guarantees "would be largely an irrelevancy"/254 because they either already are, or could easily become, the subject of the ongoing PIP process. Citing Applicants' witness HasBrouck's testimony that without the Merger he would not recommend that PEPCO implement the proposed quality control standards, OPC concludes that the witness "effectively concede[s] that those standards are of no value to District ratepayers."/255

     103. AOBA argues that the record demonstrates that Applicants' proposed service quality and reliability guarantees are unnecessary, poorly conceived, and not appropriate for implementation./256 According to AOBA, the key areas of weakness in the proposals include: (a) an incorrect assumption that the proposed programs will provide incentives for the Applicants to ensure that the Merger does not degrade the quality of service provided to customers; (b) a substantial bias against protection of the interests of commercial customers; (c) questionable validity of the proposed standards to be used to measure reliability and the data upon which those standards were developed; and (d) the dubious cost-effectiveness of the Applicants' program proposals./257 AOBA concludes that the Commission should not approve the Applicants' proposed customer service guarantees./258 However, if customer service guarantees are to be made, AOBA asserts that they should be available to all classes of customers./259 Furthermore, AOBA submits that PEPCO's proposal that these programs be assigned to the PIWG is "unwarranted, untimely and counterproductive."/260

------------------
251  Application at 9-10.

252  Application at 10.

253  See PEPCO/New RC (B) - 3; Applicants RB, Appendix A, 1-3.

254  OPC IB at 13.

255  Id. at 14.

256  AOBA IB at 9-10, 29.

257  Id. at 11.

258  Id. at 13.

259  Id. at 14.

260  AOBA RB at 16.

     104. GSA contends that the customer service and service reliability standards proposed by PEPCO are woefully inadequate./261 GSA argues that Applicants' service quality guarantees should be revised in a variety of ways, including revising the penalty amounts and making the service guarantee standards more stringent./262 According to GSA, the basic assumption inherent in any system of rewards or penalties is that the utility will do a better job under the reward system and that ratepayers will share in some of the benefits. According to GSA, this assumption ignores the basic responsibility of any monopoly utility and provides incentives that should not be necessary if the utility is taking its service obligation seriously./263

     105. WMATA asserts that by virtue of PEPCO's accepting OPC's suggestion that the development of the service guarantee program be considered as part of the PIP process, PEPCO removed the Customer Service Guarantees as a benefit of the proposed Merger./264 WMATA continues that the service guarantee programs are lacking because they are mainly limited to residential customers. The performance criteria are subject to numerous exceptions which protect the company from any real expense and provide no incentives for satisfactory performance./265

Discussion

     106. The parties have raised a number of significant concerns as to the adequacy of the service guarantees proposed by Applicants. Section 7 of the Settlement Agreement provides that, as part of the PIP process, the PIWG will consider the development of any appropriate service quality guarantee and reliability programs for PEPCO./266 Thus, the parties have agreed that the PIWG will consider the development of appropriate service quality guarantee and reliability programs for PEPCO.

     107. The record in this proceeding does not support a finding that the voluntary customer service and reliability guarantees proposed by Applicants are reasonable, necessary, and appropriate. Rather, as set out in the Settlement Agreement, the PIWG shall consider developing customer service and reliability guarantees that are reasonable, necessary, and appropriate and present those guarantees for the Commission's consideration. The Commission finds that approval of the Merger does not require that it adopt the currently proposed service guarantees and that the public interest is served by our decision to accept the PIWG process as proposed in the Settlement Agreement.

     K. What safeguards, if any, should the Commission establish to ensure that New RC regulated subsidiaries do not subsidize its unregulated subsidiaries or overall corporate structure?

------------------
261  GSA IB at 24.

262  Id. at 28-32.

263  Id. at 26.

264  WMATA IB at 7-8.

265  Id. at 12, 17-18.

266  Settlement Agreement at 5.

Positions of the Parties

     108. Citing the numerous protections that are already required through the SEC's regulation of the holding company structure the Merger will create, as well as the numerous protections to be implemented on a voluntary basis, Applicants argue the Commission need not implement further safeguards or restrictions to ensure the prevention of cross-subsidization./267 Applicants also assert/268 that the most appropriate place to address code of conduct issues (including asymmetrical pricing proposals)/269 is not this proceeding, but rather Formal Case No. 945./270 Furthermore, Applicants note that FERC's existing standards of conduct require that employees of PEPCO engaged in transmission system operations function independently of PEPCO's or its affiliate's employees who engage in wholesale market functions./271

     109. In response to calls for asymmetrical pricing, PEPCO notes that the Maryland PSC has rejected the idea of adopting that requirement. PEPCO opposes the implementation of asymmetrical pricing as burdensome and unnecessary./272 PEPCO also takes issue with GSA's claim that asymmetric pricing is used in Delaware, Virginia, and New Jersey./273

     110. In its prefiled testimony and in its brief, OPC argues that the Commission should require Applicants to employ asymmetrical pricing in transactions between PEPCO and unregulated affiliates./274 Similarly, AOBA argues that a number of conditions are necessary to protect against cross-subsidization. In particular, AOBA maintains that the Commission should:
(a) place limits on the types of services that PEPCO may obtain from affiliates and require Commission review and approval of all contracts between PEPCO and affiliates prior to their execution; (b) enforce existing code of conduct regulations regarding transactions between utilities and their affiliates; and
(c) establish and periodically review the appropriate capital structure and cost of capital for PEPCO's utility operations in the District./275 AOBA also questions the effectiveness of PUHCA and SEC rules and regulations as substitutes for local regulatory commission regulations and oversight. In that regard, AOBA notes that the cost

------------------
267  Applicants RB at 50.

268  Id. at 5l.

269 Under asymmetrical pricing, transfers of services provided to the regulated utility by an unregulated affiliated are priced at the lower of cost or market price. Transfers of services (other than tariffed services) provided by the regulated utility to an unregulated affiliate entity are priced at the higher of cost or market price.

270 Applicants RB at 51; Formal Case No. 945, Investigation Into Electric Service Market Competition and Regulatory Practices.

271  Applicants RB at 55.

272  PEPCO/New RC (C) 15-16; Applicants RB at 42.

273  Applicants RB at 57-58.

274  OPC (A) at 11-12; OPC IB at 22-23.

275  AOBA IB at 30.

allocation methodology relied on by PEPCO was not designed for the holding company context and must be fully reviewed in light of the new structure./276

     111. GSA argues that the Commission should adopt an asymmetrical pricing standard for all affiliated transactions./277 It also maintains that, as a matter of public policy, it is inappropriate for the same employees to provide services to both regulated and non-regulated operations, unless the services that are being provided are essential corporate-wide services that all subsidiaries of New RC require. Thus, GSA recommends that Conectiv Resource Partners or Service Company employees be prohibited from providing operational services to both regulated and non-regulated operations of PEPCO./278 Prior to any affiliates providing services to PEPCO, GSA asserts that the Cost Allocation Manual should be updated to identify the services to be provided and to specify how the related costs will be allocated./279

Discussion

     112. Several sections of the Settlement Agreement are relevant to the Commission's analysis of this issue. In Section 9 of the Agreement,/280 PEPCO stated that it will not seek to raise the argument, in judicial or administrative proceedings, that under currently applicable law the SEC preempts this Commission's authority over the allocation of costs of transactions between PEPCO and its affiliates for ratemaking purposes in the District of Columbia. Furthermore, it agreed that in all rate proceedings before this Commission, PEPCO will bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to PEPCO. Section 12 of the Agreement/281 provides that, annually, beginning January 2003, PEPCO will file a CAM explaining how it will allocate and account for shared services between PEPCO and any affiliate. That provision of the Agreement details what will be included in the CAM, and identifies affiliate information which will be included in the filing. The CAM and annual report will be available for public inspection. Any person may file comments in response to the CAM and annual report. The parties agree that the Commission will review the responses prior to acting on the filed materials.

     113. Given that consummation of the proposed Merger will result in a holding company structure that allows PEPCO to receive a variety of services from affiliates, it is essential that adequate safeguards be in place to ensure that New RC's regulated subsidiaries do not subsidize its unregulated subsidiaries or overall corporate structure. In Section 9 of the Settlement Agreement, PEPCO has committed to refrain from asserting that the SEC preempts the Commission's authority over the allocation of costs for ratemaking purposes. Thus, the Commission will have the ability to review, and reallocate if necessary, any costs allocated to District of Columbia ratepayers from other entities in the PEPCO Holdings, Inc. family of

------------------
276  AOBA RB at 18.

277  GSA IB at 35-37.

278  Id. at 39.

279  Id.

280  Settlement Agreement at 6.

281  Id. at 7-8.

companies. The ability to review those cost allocations is essential to this Commission's responsibility to ensure that the rates paid by District of Columbia ratepayers are just and reasonable. The CAM procedures established in
Section 12 of the Settlement Agreement are similarly essential to provide all parties and the Commission with full and accurate data regarding bow the Company will allocate and account for shared services between PEPCO and any affiliate.

     114. This issue of safeguards will also be addressed in the proceeding that the Commission recently established to consider the adoption of a standard code of conduct for all energy companies doing business in the District of Columbia./282 The Commission finds, therefore, that the safeguards set forth in Sections 9 and 12 of the Settlement Agreement, along with the fact that we have established comprehensive code of conduct proceeding, are adequate to ensure that New RC's regulated subsidiaries do not subsidize its unregulated subsidiaries. The Commission further finds that the public interest requires such safeguards to preclude cross-subsidization.

     L. What will be the impact of the Merger on the future development of local electricity competition in the District of Columbia?

Positions of the Parties

     115. Applicants argue that the Merger will have no impact on the future development of local electricity competition in the District of Columbia because Conectiv and its affiliates do not currently compete, nor do they plan to compete, for retail customers in the District of Columbia./283

     116. OPC argues that even if Conectiv is not currently competing in the District, the Merger clearly reduces by one the number of potential competitors. In particular, Conectiv is a potential competitor with extensive experience in the PJM Interconnection, L.L.C. ("PJM") markets./284 In contrast, AOBA finds no reason to conclude that the proposed Merger would adversely affect retail electricity competition in the District because neither Conectiv nor any of its affiliates is currently licensed to provide competitive retail electric service in the District. Furthermore, given the planned and completed divestiture of generation assets by both PEPCO and Conectiv, AOBA argues that the combination of their remaining generation assets can be expected to have little, if any, impact on the concentration of market power in PJM./285 GSA asserts that the proposed Merger will effectively eliminate one potential competitor from the District of Columbia./286

------------------
282 The Commission recently removed all issues pertaining to transactions and relationships between electric and gas utilities and their affiliates from several ongoing proceedings to a newly created proceeding. See Formal Case No. 1009, Order No. 12376 (April 15, 2002).

283  Applicants IB at 69-70 (citing PEPCO/New RC (A) at 31).

284  OPC IB at 35.

285  AOBA IB at 31.

286  GSA IB at 12.

Discussion

     117. The Commission agrees with intervenors that the proposed Merger will eliminate one potential electricity competitor from the District of Columbia. However, given the absence of any evidence in the record that that potential competitor had plans to enter the District of Columbia market, we find that the impact on actual competition is slight, at most. Accordingly, the loss of one potential competitor has no material impact on the Commission's overall finding that approval of the Merger under the terms of the Settlement Agreement is in the public interest.

     M. What impact, if any, will the Merger of Applicants' transmission facilities operated by PJM Interconnection L.L.C. have on ratepayers in the District of Columbia?

Positions of the Parties

     118. Applicants claim that the proposed Merger will have no impact on Applicants' transmission facilities. The three zones that exist today within PJM will continue to have separate zonal rates under the PJM Open Access Transmission Tariff, and those rates will not change as a result of the Merger./287

     119. OPC submits that while there is no evidence that the proposed Merger will impact Applicants' transmission facilities per se, the Staff of the Delaware Public Service Commission has recommended extensive transmission upgrades and additions as conditions to that agency's approval of the Merger. If those upgrades and additions are made as a result of the Merger, the rates in the Conectiv transmission rate zone will inevitably increase./288 AOBA states that it does not appear that the Merger of transmission facilities will have any impact on rates paid by electric customers in the District of Columbia./289

Discussion

     120. In Section 3 of the Settlement Agreement,/290 the parties have agreed to a deadband methodology which will protect District of Columbia ratepayers from substantial rate increases in the event FERC-regulated transmission rates increase. In the event PEPCO's FERC-approved transmission rates increase or decrease by 10 percent or less relative to current levels, PEPCO shall adjust its retail transmission rates accordingly. PEPCO shall also reduce or increase its distribution rates by the amount necessary to offset the change in transmission rates -- thereby maintaining the rate caps on overall transmission and distribution rates in effect on February 8, 2005. In the event PEPCO's FERC-approved transmission rates increase or decrease by more than 10 percent relative to current levels, PEPCO shall adjust its retail transmission rates accordingly. PEPCO shall then reduce or increase its distribution rates by the amount necessary to offset the first 10 percentage points of the increase or decrease in transmission rates. Thus, the

------------------
287  Applicants IB at 72 (citing PEPCO/New RC (A) at 31).

288  OPC IB at 35.

289  AOBA IB at 31.

290  Settlement Agreement at 3-5.

overall rate for transmission and distribution rates will increase or decrease only by the increment over and above the first 10 percentage point differential in transmission rates./291

     121. The Commission finds that the proposed Merger of Applicants' transmission facilities will have no adverse impact on District of Columbia ratepayers, and, in fact, is likely to have a positive impact on such ratepayers. The Commission agrees with Applicants that FERC regulation of those facilities existed before the Merger and will continue after the Merger. By virtue of the Settlement Agreement, PEPCO's District customers are partially protected against transmission rate increases during the Rate Extension Period if PEPCO continues to be the SOS provider.

     N. What authority will the Commission have over the issuance of securities by the parent company?

Positions of the Parties

     122. Applicants assert that the Commission will retain the same authority and regulatory oversight over the issuance by PEPCO of bonds, preferred stock, and other securities that it has had in the past./292 They admit that the issuance of stock by the holding company will be under the control of the SEC, but contend that for ratemaking purposes, the Commission will retain full authority to determine the appropriate capital structure for PEPCO's utility operations. Applicants allege that the shared regulatory oversight "does not present any additional risk to PEPCO's customers in the District of Columbia."/293

     123. OPC states that the Commission will have no authority over the issuance of securities by New RC, Inc. It also explains that while the Commission will continue to have jurisdiction over the issuance of any debt issued by PEPCO, after the Merger PEPCO will no longer issue any debt. Therefore, according to OPC, the Commission will have no control with respect to the issuance of common equity./294 AOBA makes similar points, concluding that the Commission may be unable to insulate PEPCO ratepayers in the District from adverse effects of poor financial performance by other affiliated operations./295 AOBA also asserts that the Commission will retain full authority to determine the appropriate capital structure for PEPCO's utility operations, and that any shared regulatory oversight does not present any additional risk to PEPCO's customers in the District of Columbia./296

Discussion

     124. The record in this proceeding is clear that the issuance of stock by the merged company's holding company will be under the jurisdiction of the SEC. Furthermore, Applicants

------------------
291  Id. at 4.

292  Applicants IB at 73 (citing PEPCO/New RC (A) at 32).

293  Applicants IB at 74.

294  OPC IB at 35-36.

295  AOBA IB at 31.

296  AOBA RB at 19.

never adequately rebutted OPC's and AOBA's assertions that this Commission will lose significant review authority by virtue of the fact that, in the future, New RC, Inc. (not PEPCO) will be the entity that issues stock. Commission review of those stock issuances will be preempted by the SEC's authority to review those transactions.297 However, in future rate cases, the Commission will retain full authority to determine the appropriate capital structure for PEPCO's utility operations.

     O. What effect will the Merger have on the capital structure for the new company's District of Columbia jurisdictional operations?

Positions of the Parties

     125. At the hearing, Applicants committed to achieve at least a 35 percent common equity ratio at the holding company level within five years following the closing of the Merger./298 According to Applicants, this commitment, which is well above the 30 percent required by the SEC, demonstrates the depth of their dedication to strong investment grade ratings./299 This issue need not be addressed in this proceeding, according to Applicants, given that the cost of capital becomes relevant only in the context of a future rate proceeding. Applicants acknowledge that, in such a proceeding, PEPCO will bear the burden of proof for establishing the reasonableness of whatever capital structure it presents./300 Given the Commission's continuing ratemaking authority, Applicants assert there is no valid reason to condition the Merger on a determination of what should or should not be done in the future, and there is no need at this time for the Commission to limit its future flexibility regarding PEPCO's capital structure and cost of capital./301

     126. On brief, OPC argued that either PEPCO should stipulate, or the Commission should condition the Merger to require, that in future rate cases the overall cost of capital for PEPCO will be set using the capital structure of either PEPCO or the consolidated entity -- whichever is lower./302 GSA argues that the 35 percent common equity ratio commitment "provides little assurance to the ratepayers of PEPCO",/303 and stated that it "hardly calls 35 percent a glowing endorsement for an investment grade rating."/304 AOBA urges the Commission to establish an appropriate capital structure for PEPCO and ensure that the overall structure of the newly formed company is financially sound./305 AOBA asserts that Applicants' assurances are inadequate to address concerns that a weak capital structure and/or poor financial

------------------
297  Ohio Power Co. v. FERC, 954 F.2d 779 (D.C. Cir.), cert. denied, 498 U.S. 73
     (1992).

298  Tr. 24.

299  Tr. 213 and 687-88.

300  PEPCO/New RC (C) at 33; Applicants RB at 61.

301  Applicants RB at 63-64.

302  Exhibit OPC (A) at 5; OPC IB at 25-27 and 35-36.

303  GSA RB at 14.

304  Id.

305  AOBA IB at 32-33.

performance by affiliates should not be permitted to have adverse impacts on the costs of capital for PEPCO and its District of Columbia operations.

     127. According to AOBA, Applicants have failed to provide any substantive assurance that the capital structure of the utility will not be leveraged to gain more favorable financing for unregulated affiliate activities./306 AOBA continues that if the Merger goes forward, the lower risk of PEPCO's distribution operations should allow the Commission to establish a capital structure for ratemaking purposes that has a somewhat lower equity component without jeopardizing PEPCO's current "A" rating. Failure to do so may actually encourage leveraging of the utility's capital structure to finance non-regulated activities./307 WMATA argues that the Merger will increase the cost of capital to ratepayers./308

Discussion

     128. In Section 6 of the Settlement Agreement, Applicants committed to achieve at least a 35 percent common equity ratio at the holding company level within five years following closing of the Merger./309 Given this commitment, the record in this proceeding does not indicate that there will be any adverse impact on the capital structure for the new company's District of Columbia jurisdictional operations as a result of the proposed Merger. The Commission finds that it would be inappropriate to impose any conditions (other than those in the Settlement Agreement) at this time. Such additional conditions would improperly limit the Commission's flexibility in a future rate case as to the appropriate capital structure and cost of capital. Hence, the Commission agrees with Applicants that there is no need at this time for the Commission to limit its future flexibility regarding the PEPCO's capital structure and cost of capital.

VIII. FINDINGS OF FACT AND CONCLUSIONS OF LAW

     129. Based on the evidence of record in this proceeding, the Commission finds and concludes the following:

     A. That a Joint Application was filed with the Commission by PEPCO and New RC on May 11, 2001, seeking authorization and approval of the proposed Merger of PEPCO and Conectiv.

     B. That PEPCO is an investor-owned electric utility with its headquarters and principal place of business at 701 Ninth Street, N.W., Washington, D.C. 20068, and is also licensed to do business in Maryland and Pennsylvania.

     C. That PEPCO is regulated by this Commission pursuant to the Public Utilities Act of 1913, as amended, D.C. Code ss.ss. 34-101 to 34-2709, and, following the

------------------
306  Id. at 32.

307  Id. at 33.

308  WMATA IB at 10-11.

309  Settlement Agreement at 5.

          Merger, PEPCO will continue to be the public utility distributing electricity and providing SOS in the District of Columbia.

     D. That Conectiv is a Delaware corporation and a regulated holding company under PUHCA, and through its utility subsidiaries, provides electric services in Delaware, New Jersey, Maryland and Virginia.

     E. That New RC, which was renamed PEPCO Holdings, Inc. after initiation of this proceeding, is a Delaware corporation, and currently is a wholly-owned subsidiary of PEPCO.

     F. That the Commission has jurisdiction to render a decision on the request for approval of the Merger of PEPCO and Conectiv.

     G. That the Commission has both express and implied statutory authority to review an application for authority to merge, and to set forth the terms and conditions upon which a merger may be approved or denied.

     H. That a merger in the public interest will benefit the public rather than merely leave it unharmed.

     I. That the Commission has traditionally balanced the interests of a utility's shareholders and investors with the interests of ratepayers and the community, and will do so to decide whether a merger is in the public interest.

     J. That the Commission will not approve a merger unless it produces a direct and traceable financial benefit to ratepayers.

     K. That the Commission will not approve a merger unless the proposed transaction, taken as a whole, is consistent with the public interest.

     L. That a Unanimous Agreement of Stipulation and Full Settlement, along with a Joint Motion for Approval of Unanimous Agreement of Stipulation and Full Settlement, was filed with the Commission in this proceeding on February 27, 2002.

     M. That the signatories to the Settlement Agreement are PEPCO, PEPCO Holdings, Inc., OPC, AOBA, GSA, IBEW, AES NewEnergy, and WMATA, and that two other parties to this proceeding, the District of Columbia Government and Washington Gas Light Co., do not oppose, but are not signatories to, the Settlement Agreement.

     N. That the Settling Parties claim that the Settlement Agreement fully and satisfactorily resolves all of the issues in this proceeding.

     O.   That no party filed comments opposing the Settlement Agreement.

     P. That the Commission's decision on whether to approve the Merger of PEPCO and Conectiv weighs the benefits and burdens of the transaction as implemented in accordance with the terms, conditions and understandings of the Settlement Agreement, and analyzes and evaluates the propriety of the Merger with respect to the 15 issues set for hearing in this proceeding.

     Q. That the Applicants' commitment, as set forth in Section 2 of the Settlement Agreement, for PEPCO to file with the Commission on or about July 1, 2004, a class cost of service and revenue requirements study for distribution service and other information sufficient to reset PEPCO's distribution service rates effective as of February 8, 2005, with the Commission authorized, based upon the information contained in such study, to lower or leave unchanged, but not raise, PEPCO's distribution rates for the duration of the Rate Extension Period, unless PEPCO demonstrates a need for a rate increase due to financial distress caused by reasons beyond PEPCO's control, is reasonable and appropriate in this case and will provide direct and traceable financial benefits from the Merger to District of Columbia ratepayers.

     R. That the Applicants' agreement, as also set forth in Section 2 of the Settlement Agreement, to a 30-month extension of the current cap on PEPCO's distribution rates (i.e., from February 8, 2005 through August 7, 2007, and through August 31, 2009 for RAD customers), capping such rates at the level in effect as of February 7, 2005, is reasonable and appropriate in this case and will provide direct and traceable financial benefits to District of Columbia ratepayers from the Merger.

     S. That the Applicants' agreement, as set forth in Sections 2 and 4 of the Settlement Agreement, to such Rate Extension Period, during which time PEPCO's distribution rates may be either maintained at the level in effect as of February 7, 2005 or reduced, but may not be increased except to the extent that PEPCO demonstrates financial distress caused by reasons beyond PEPCO's control, is reasonable and appropriate in this case and will provide direct and traceable financial benefits to District of Columbia ratepayers from the Merger.

     T. That the Applicants' commitment, as set forth in Section 3 of the Settlement Agreement, for PEPCO to offer a transmission rate "deadband" in the event PEPCO continues to be the SOS provider in the District after January 1, 2005, such that if PEPCO's FERC-approved transmission rates increase or decrease by 10 percent or less relative to current levels, retail transmission rates will be adjusted to reflect that increase or decrease and retail distribution rates will be adjusted so that overall retail transmission and distribution rates remain the same, but that if PEPCO's FERC-approved transmission rates increase or decrease by more than 10 percent relative to current levels, PEPCO's overall rates for transmission and distribution service would increase or decrease only by the increment over and above the first 10 percentage point differential in transmission rates, is reasonable and appropriate in this case and will provide direct and traceable financial benefits to District of Columbia ratepayers from the Merger.

     U. That the Applicants' commitment, as set forth in Section 5 of the Settlement Agreement, that PEPCO will not seek recovery in rates of the District's share of Merger-related costs, including (a) Merger transaction costs (estimated by Applicants to be $46 million), (b) the Merger acquisition premium paid by PEPCO, (c) the costs of any "golden parachutes" (i.e., severance payments for executive officers), and (d) Merger transition costs incurred following closing of the Merger (although costs incurred more than two years after the Merger's closing would be presumed not to be Merger transition costs), is reasonable and appropriate in this case and will provide direct and traceable financial benefits to District of Columbia ratepayers from the Merger.

     V. That the Applicants' commitments, as described in the Settling Parties' Comments on the Settlement Agreement filed in this proceeding on March 27, 2002, for PEPCO to file a report with the Commission detailing the direct costs of the Merger within six months of the closing of the Merger and to file updated reports every six months thereafter until August 7, 2007, are reasonable and appropriate in this case and in the public interest.

     W. That it is in the public interest for the Applicants' to achieve at least a 35 percent common equity ratio at the holding company level within five years following closing of the Merger, as set forth in
          Section 6 of the Settlement Agreement.

     X. That it is in the public interest for the Productivity Improvement Working Group to consider the development of any appropriate service quality guarantee and reliability programs for PEPCO, as set forth in
          Section 7 of the Settlement Agreement.

     Y. That the Applicants' commitments, as set forth in Section 8 of the Settlement Agreement, for PEPCO to contribute $2 million to support the development and implementation of a small customer smart meter pilot program in the District of Columbia, and not to seek to recover in rates for electric service in the District any portion of such $2 million contribution, are reasonable and appropriate and will provide direct and traceable financial benefits to District of Columbia ratepayers from the Merger.

     Z. That it is in the public interest for the Applicants to commit, as set forth in Section 9 of the Settlement Agreement, that PEPCO will not raise the argument, in any future judicial or administrative proceeding, that under current law the SEC preempts this Commission's authority over the allocation of costs among PEPCO and PEPCO's affiliates, and that in all rate proceedings before this Commission, PEPCO will bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to PEPCO.

     AA. That it is in the public interest for the Applicants to commit, as set forth in Section10 of the Settlement Agreement, to provide the Commission Staff and OPC with full access to all the books and records of PEPCO Holdings, Inc., and of any service company or affiliate that provides service to PEPCO Holdings, Inc.

          and any affiliate that shares costs with PEPCO Holdings, Inc. through any allocation methodology.

     BB. That the Applicants' commitment, as set forth in Section 11 of the Settlement Agreement, for PEPCO, through the duration of the Rate Extension Period, to absorb the funding of the Reliable Energy Trust Fund in an amount not to exceed $0.00021 per kilowatt-hour, is reasonable and appropriate and will provide direct and traceable financial benefits to District of Columbia ratepayers from the Merger.

     CC. That appropriate cost allocation and pricing policies must be implemented, and therefore the Commission's approval of the Merger should be conditioned upon Applicants' commitment for PEPCO to file annually a Cost Allocation Manual as set forth in Section 12 of the Settlement Agreement, and further conditioned upon the merged company's written agreement to be bound by the terms of that Manual in its D.C. operations.

     DD. That PEPCO will be required to produce, at its District offices and for immediate inspection by the Commission, such books, accounts, records, and papers as the Commission may order in connection with the regulation of the utility.

     EE. That it is reasonable and appropriate in this case for PEPCO, prior to the expiration of the Rate Extension Period, to seek Commission approval to charge suppliers only for the same types of fees which PEPCO is or may be permitted to charge to suppliers in Maryland, as set forth in Section 13 of the Settlement Agreement.

     FF. That PEPCO has appropriate plans in place to continue to furnish service and facilities that are reasonably safe and adequate and in all respects just and reasonable, as required by statute, following Completion of the Merger.

     GG. That the Merger will provide additional direct and traceable benefits to PEPCO's customers in the District by enabling PEPCO to: (1) maintain and enhance customer service and reliability; (2) rely upon Merger-related efficiencies and cost savings to submit requests for lower increases in base rates than would otherwise be the case without the Merger; and (3) take advantage of economies of scale achieved through the Merger to enhance PEPCO's ability to procure electricity supply on reasonable terms on behalf of SOS customers, to the extent the Commission determines that PEPCO should continue to provide SOS in the District after January 1, 2005.

     HH. That the Applicants have established that the Merger, by itself, will have no adverse effect on PEPCO's SOS rates during the rate cap periods established in Formal Case No. 945, Phase I.

     II. That the Applicants have demonstrated that the Merger will have no effect on the willingness of PEPCO to provide SOS to customers in the District of Columbia.

     JJ. That the Applicants' estimates of the costs, benefits and net savings of the Merger have been incorporated into the Settlement Agreement and therefore the concerns raised by other Settling Parties as to the reasonableness of such estimates have been adequately addressed.

     KK. That the Applicants' proposal for the measurement, monitoring and demonstration of Merger-related costs and savings is reasonable and appropriate.

     LL. That the Applicants have demonstrated that, as a result of the Merger, PEPCO's distribution rates over the long-term may be lower than they would otherwise be absent the Merger, and that the Merger is essential to obtaining lower costs and, therefore, lower regulated rates than would otherwise be the case.

     MM. That the Applicants have demonstrated that the Merger will require few, if any, involuntary terminations of PEPCO's employees and any decrease in the number of PEPCO's employees will be minimal and addressed largely through attrition.

     NN. That the Applicants have established that the Commission's ability to regulate PEPCO, including having access to relevant accounts and financial records, will not be impaired by the Merger.

     OO. That the Applicants have shown that the Merger will have no adverse effects on utility operations or the quality of service which PEPCO provides to customers in the District of Columbia and, in fact, may provide PEPCO with an opportunity to enhance the quality of service in the District of Columbia.

     PP. That the Applicants have demonstrated that the Merger will have no adverse impact on PEPCO's provision of safe electricity services in the District of Columbia and may provide an opportunity to enhance service quality and reliability.

     QQ. That the Applicants have established that the Merger will have no material adverse impact on the future development of local electricity competition in the District of Columbia.

     RR. That the Applicants have demonstrated that any Merger of the Applicants' transmission facilities operated by PJM Interconnection L.L.C. will have no adverse effect on PEPCO's utility customers in the District of Columbia.

     SS. That the Applicants have shown that the Commission will retain the same authority and regulatory oversight over the issuance by PEPCO of bonds, preferred stock and other securities that the Commission has had in the past.

     TT. That the Applicants have demonstrated that, for ratemaking purposes, the Commission will retain full authority to determine the appropriate capital structure for PEPCO's -utility operations.

     UU. That the proposed Merger, taken as a whole, including the commitments made by Applicants, both in their initial Application and in the Settlement Agreement, and as explained in the Settling Parties' Comments on the Settlement Agreement filed in this proceeding on March 27, 2002, is consistent with the public interest, will provide significant benefits to the District of Columbia, and significant, directly traceable financial benefits to ratepayers in the District of Columbia.

     VV. That it is in the public interest to approve the Merger in accordance with the terms, conditions and understandings set forth in the Settlement Agreement.

THEREFORE, IT IS ORDERED THAT:

     1. The Joint Motion for Approval of Unanimous Agreement of Stipulation and Full Settlement, filed in this proceeding on February 27, 2002, is hereby granted, subject to the conditions stated herein;

     2. The Joint Application of Potomac Electric Power Company and New RC, Inc. for authorization and approval merger of PEPCO and Conectiv, filed in this proceeding on May 11, 2001, is hereby approved, subject to (a) the conditions set forth herein; (b) the terms, conditions and -understandings set forth in the Settlement Agreement filed in this proceeding on February 27, 2002; and (c) the terms, conditions and understandings set forth in the Comments of the Settling Parties in Response to Order No. 12362, filed in this proceeding on March 27, 2002;

     3. Pursuant to Section 2 of the Settlement Agreement, PEPCO shall file with the Commission on or about July 1, 2004, a class cost of service and revenue requirements study for distribution service and other information sufficient to reset PEPCO's distribution service rates effective as of February 8, 2005, with the Commission authorized, based upon the information contained in such study, to lower or leave unchanged, but not raise, PEPCO's distribution rates for the duration of the Rate Extension Period, unless PEPCO demonstrates a need for a rate increase due to financial distress caused by reasons beyond PEPCO's control;

     4. Pursuant to Section 2 of the Settlement Agreement, the current cap on PEPCO's distribution rates is hereby extended by 30 months through August 7, 2007, and through August 31, 2009 for RAD customers, and such rates during such Rate Extension Period shall be capped at the levels in effect as of February 7, 2005;

     5. Pursuant to Sections 2 and 4 of the Settlement Agreement, PEPCO's distribution rates during the Rate Extension Period shall be either maintained at the level in effect as of February 7, 2005 or reduced, but shall not be increased, except to the extent that PEPCO demonstrates financial distress caused by reasons beyond PEPCO's control;

     6. Pursuant to Section 3 of the Settlement Agreement, PEPCO shall offer a 10 percent transmission rate "deadband" in the event that PEPCO continues to be the SOS provider in the District after January 1, 2005, such that if PEPCO's FERC-approved transmission rates increase or decrease by 10 percent or less relative to current levels, retail transmission rates will be adjusted to reflect that increase or decrease and retail distribution rates will be adjusted so that overall retail transmission and distribution rates remain the same, but that if PEPCO's FERC-approved transmission rates increase or decrease by more than 10 percent relative to current levels, PEPCO's overall rate for transmission and distribution service will increase or decrease only by the increment over and above the first 10 percentage point differential in transmission rates;

     7. Pursuant to Section 5 of the Settlement Agreement, PEPCO shall not seek to recover in rates the District's share of Merger-related costs, including (a) Merger transaction costs; (b) the Merger acquisition premium paid by PEPCO; (c) the costs of any "golden parachutes" (i.e., severance payments for executive officers); and (d) Merger transition costs incurred following closing of the Merger;

     8. Within six months of the closing of the Merger, PEPCO shall file a report with the Commission identifying and detailing the direct costs of the Merger, and shall file updated reports with the Commission every six months thereafter until August 7, 2007;

     9. Pursuant to Section 6 of the Settlement Agreement the merged company shall achieve at least a 35 percent common equity ratio at the holding company level within five years following closing of the Merger;

     10. Pursuant to Section 7 of The Settlement Agreement, within 30 days of this Order, PEPCO shall submit the customer service and reliability guarantees enumerated in the Application to the Productivity Improvement Working Group for that Group's consideration, and PEPCO shall include the results of such consideration in its Productivity Improvement Plan;

     11. Pursuant to Section 8 of the Settlement Agreement, PEPCO shall contribute $2 million to support the development and implementation of a small customer smart meter pilot program in the District of Columbia, and shall make such funds available as costs are incurred in connection with the pilot program, and shall not to seek to recover in rates for electric service in the District any portion of such $2 million contribution;

     12. Pursuant to Section 9 of the Settlement Agreement, PEPCO shall not raise the argument, in any future judicial or administrative proceeding, that under current law the SEC preempts this Commission's authority over the allocation of costs among PEPCO and PEPCO's affiliates;

     13. Pursuant to Section 9 of the Settlement Agreement, in all rate proceedings before this Commission, PEPCO shall bear the burden of affirmatively proving the reasonableness of all affiliate expenses charged to PEPCO;

     14. Pursuant to Section 10 of the Settlement Agreement, Commission Staff and OPC shall be provided full access to all the books and records of PEPCO Holdings, Inc., and of any service company or affiliate that provides service to PEPCO Holdings, Inc. and any affiliate that shares costs with PEPCO Holdings, Inc. through any allocation methodology;

     15. Pursuant to Section 11 of the Settlement Agreement, PEPCO shall absorb the funding of the Reliable Energy Trust Fund in an amount not to exceed $0.00021 per kilowatt-hour, through the duration of the Rate Extension Period;

     16. Pursuant to Section 12 of the Settlement Agreement, beginning in January 2003, PEPCO shall annually file a Cost Allocation Manual with the Commission, and shall make such Manual and annual reports available for public inspection, and shall include in such annual reports the merged company's written agreement to be bound by the terms of such Manual in its D.C. operations;

     17. Pursuant to Section 13 of the Settlement Agreement, prior to the expiration of the Rate Extension Period, PEPCO shall not seek Commission approval to charge suppliers for any fees PEPCO has not been permitted to charge suppliers in the State of Maryland;

     18. PEPCO shall produce, at its District offices for immediate inspection by the Commission, such books, accounts, records, and papers as the Commission may order in connection with the regulation of the utility;

     19. The Commission reserves the right to issue such orders as may be necessary to implement the Merger or the Settlement Agreement, including the approval of tariffs and other submissions; and

     20. The Petition for Leave to Intervene of AES NewEnergy, Inc. is hereby granted.


A TRUE COPY:                            BY DIRECTION OF THE COMMISSION:


CHIEF CLERK                             SANFORD M. SPEIGHT
                                        ACTING COMMISSION SECRETARY